Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
among:
RF Micro Devices, Inc.,
a North Carolina corporation;
Iceman Acquisition Sub, Inc.,
a Delaware corporation; and
Sirenza Microdevices, Inc.,
a Delaware corporation

Dated as of August 12, 2007

i

(continued)

(continued)

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(continued)

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EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
     This Agreement and Plan of Merger and Reorganization (“Agreement”) is made and entered into as of August 12, 2007, by and among: RF Micro Devices, Inc., a North Carolina corporation (“Parent”); Iceman Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and Sirenza Microdevices, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
Recitals
     A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the DGCL (the “First Merger”). Upon consummation of the First Merger, Merger Sub will cease to exist, and the Company (as the Surviving Corporation) will become a wholly-owned subsidiary of Parent. Parent and the Company will effect, immediately following the First Merger, a merger of the Surviving Corporation into Parent in accordance with this Agreement, the NCBCA and the DGCL (the “Second Merger”).
     B. It is intended that, for United States federal income tax purposes, the First Merger and the Second Merger (collectively, the “Mergers”) (i) together shall qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) shall each constitute integrated steps in a single plan of reorganization within the meaning of Treas. Reg. §§ 1.368-2(g) and 1.368-3T(a).
     C. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Mergers.
     D. In order to induce Parent to enter into this Agreement and cause the Mergers to be consummated, certain stockholders of the Company are executing voting agreements in favor of Parent concurrently with the execution of this Agreement (the “Company Stockholder Voting Agreements”).
     E. In order to induce the Company to enter into this Agreement and consummate the Mergers, certain shareholders of Parent are executing voting agreements in favor of the Company concurrently with the execution of this Agreement (the “Parent Shareholder Voting Agreements”).
Agreement
     The parties to this Agreement, intending to be legally bound, agree as follows:
     Section 1. Description Of Transaction
          1.1 The Mergers.
               (a) Upon the terms and subject to the conditions set forth in this Agreement, at the First Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company. By virtue of the First Merger, at the First Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the First Merger (the “Surviving Corporation”).
               (b) Upon the terms and subject to the conditions set forth in this Agreement (which conditions shall be deemed to be satisfied in full at and as of the First Effective Time), at the Second Effective Time (as defined in Section 1.3), the Surviving Corporation shall be merged with and into Parent. By virtue of the Second Merger, at the Second Effective Time, the separate existence of the Surviving Corporation shall cease and Parent shall continue as the surviving corporation in the Second Merger.
          1.2 Effects of the Mergers. The First Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL, and the Second Merger shall have the effects set forth in this Agreement and in the applicable provisions of the NCBCA and the DGCL.
          1.3 Closing; Effective Times of the Mergers.
               (a) The consummation of the Contemplated Transactions (other than the Second Merger) (the “Closing”) shall take place at the offices of Cooley Godward Kronish llp, 3175 Hanover Street, Palo Alto, California, on a date to be designated by Parent, which shall be no later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than any conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions). The date on which the Closing actually takes place is referred to as the “Closing Date.”
               (b) Subject to the provisions of this Agreement, in order to effect the First Merger, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company and concurrently with or as soon as practicable following the Closing on the Closing Date shall be filed with the Secretary of State of the State of Delaware. The First Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be designated by the mutual agreement of Parent and the Company and specified in such certificate of merger (the time as of which the First Merger becomes effective being referred to as the “First Effective Time”).
               (c) Subject to the provisions of this Agreement, in order to effect the Second Merger, an articles of merger satisfying the applicable requirements of the NCBCA and a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed and filed with the Secretaries of State of the States of North Carolina and Delaware, respectively, by Parent immediately following the First Effective Time. The Second Merger shall become effective at the time of the filing of such articles of merger with the Secretary of State of the State of North Carolina (the time as of which the Second Merger becomes effective being referred to as the “Second Effective Time”).

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          1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the First Effective Time:
               (a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated immediately after the First Effective Time to conform to Exhibit B;
               (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the First Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the First Effective Time; and
               (c) the directors and officers of the Surviving Corporation immediately after the First Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the First Effective Time.
          1.5 Conversion of Shares.
               (a) At the First Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:
                    (i) any shares of Company Common Stock held by any wholly-owned Subsidiary of the Company immediately prior to the First Effective Time (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;
                    (ii) any shares of Company Common Stock held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent immediately prior to the First Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;
                    (iii) except as provided in clauses “(i)” and “(ii)” above and subject to Sections 1.5(b), 1.5(c), 1.5(d) and 1.9, each share of Company Common Stock outstanding immediately prior to the First Effective Time shall be converted into the right to receive a combination of: (A) cash in the amount of $5.56 (the “Per Share Cash Amount”): and (B) 1.7848 shares of Parent Common Stock (the “Exchange Ratio”); and each share of the Common Stock, $0.001 par value per share, of Merger Sub outstanding immediately prior to the First Effective Time shall be converted into one share of common stock of the Surviving Corporation; and
                    (iv) each share of the Common Stock, $0.001 par value per share, of Merger Sub outstanding immediately prior to the First Effective Time shall be converted into one share of common stock of the Surviving Corporation.
The Per Share Cash Amount and the Exchange Ratio (as each of them may be adjusted in accordance with Section 1.5(b)) are collectively referred to as the “Merger Consideration”.
               (b) If, during the period from the date of this Agreement through the First Effective Time, the outstanding shares of Company Common Stock are changed into a

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different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company during such period, or a record date with respect to any such event shall occur during such period, then the Per Share Cash Amount and the Exchange Ratio shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action. If, during the period from the date of this Agreement through the First Effective Time, the outstanding shares of Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by Parent during such period, or a record date with respect to any such event shall occur during such period, then the Exchange Ratio (but not the Per Share Cash Amount) shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action.
               (c) If any shares of Company Common Stock outstanding immediately prior to the First Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable Company RSA or other Contract with the Company or under which the Company has any rights, then: (i) the cash and shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition; and (ii) the certificates representing any such shares of Parent Common Stock may accordingly be marked with appropriate legends. Prior to the First Effective Time, the Company shall take all action that may be necessary to ensure that, from and after the First Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such Company RSA or other Contract.
               (d) No fractional shares of Parent Common Stock shall be issued in connection with the First Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Company Stock Certificate(s) (as defined in Section 1.6), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the NASDAQ Global Select Market on the date the First Merger becomes effective. The amount of cash, if any, that each stockholder of the Company is entitled to receive for the shares of Company Common Stock held by such stockholder shall be rounded to the nearest cent (with $0.005 being rounded upward) and computed after aggregating the cash amounts payable for all shares of Company Common Stock held by such stockholder.
          1.6 Closing of the Company’s Transfer Books. At the First Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the First Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the First Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of

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Company Common Stock outstanding immediately prior to the First Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the First Effective Time. If, after the First Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the First Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.
          1.7 Exchange of Certificates.
               (a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company reasonably acceptable to the Company to act as payment and exchange agent in the First Merger (the “Exchange Agent”). As promptly as practicable after the First Effective Time, Parent shall deposit with the Exchange Agent: (i) subject to Section 1.5(c), cash sufficient to make the aggregate payments pursuant to Section 1.5(a)(iii)(A); (ii) subject to Section 1.5(c), certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.5(a)(iii)(B); and (iii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(d). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares of Parent Common Stock, are referred to collectively as the “Exchange Fund.” To the extent that the cash in the Exchange Fund diminishes for any reason below the level required for the Exchange Agent to promptly pay the cash amounts contemplated by this Agreement (including with respect to former shares held by Company stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such shares under Section 262 of the DGCL), Parent shall promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make such payments contemplated by this Agreement.
               (b) As promptly as practicable after the First Effective Time, the Exchange Agent will mail to the Persons who were record holders of Company Stock Certificates immediately prior to the First Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for cash and certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor: (1) subject to Section 1.5(c), the cash amount that such holder has the right to receive pursuant to the provisions of Section 1.5(a)(iii)(A); and (2) subject to Section 1.5(c), a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5(a)(iii)(B) (and cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.5(d)); and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock

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Certificate shall be deemed, from and after the First Effective Time, to represent only the right to receive cash and shares of Parent Common Stock pursuant to the provisions of Section 1.5(a)(iii) and cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.5(d). If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition to the payment of any cash or the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in accordance with the customary practices of the transfer agent for Parent Common Stock or the Exchange Agent) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.
               (c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the First Effective Time shall be paid or otherwise delivered to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the First Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).
               (d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the date on which the First Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for cash and shares of Parent Common Stock pursuant to the provisions of Section 1.5(a)(iii), cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to shares of Parent Common Stock.
               (e) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as are required to be deducted or withheld from such consideration under the Code or any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
               (f) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or other similar Legal Requirement.
          1.8 Tax Consequences. For federal income tax purposes, the Mergers are intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3T(a) of the United States Treasury Regulations of which the

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First Merger and the Second Merger are intended to constitute integrated steps. None of the parties shall take any action that would reasonably be expected to cause the Mergers to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.
          1.9 Appraisal Rights.
               (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of Company Common Stock that, as of immediately prior to the First Effective Time, are held by holders who have as of such time preserved appraisal rights under Section 262 of the DGCL with respect to such shares shall not be converted into or represent the right to receive cash and shares of Parent Common Stock in accordance with Section 1.5(a)(iii), or cash in lieu of fractional shares in accordance with Section 1.5(d), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders pursuant to Section 262 of the DGCL; provided, however, that if such appraisal rights shall not be perfected or the holders of such shares shall otherwise lose their appraisal rights with respect to such shares, then, as of the later of the First Effective Time or the time of the failure to perfect such status or the loss of such rights, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of such holder’s Company Stock Certificate(s) in accordance with Section 1.7) cash and shares of Parent Common Stock in accordance with Section 1.5(a)(iii) and cash in lieu of fractional shares in accordance with Section 1.5(d).
               (b) The Company shall give Parent: (i) prompt notice of any written demand received by the Company prior to the First Effective Time to require the Company to purchase shares of Company Common Stock pursuant to Section 262 of the DGCL and of any other demand, notice or instrument delivered to the Company prior to the First Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the First Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.
          1.10 Further Action. If, at any time after the First Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.
     Section 2. Representations And Warranties Of The Company
     The Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Section 2 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears; (b) disclosure in the Company’s Annual Report on Form 10-K for the period ended December 31, 2006 and any Company SEC Document thereafter filed with the SEC and publicly available prior to the date hereof, excluding: (i) any disclosure in any

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such Company SEC Document set forth in any risk factor section or in any section relating to forward-looking statements; and (ii) any statements or disclosures that are predictive or forward-looking in nature, including statements about potential future risks or liabilities arising from existing facts and circumstances (and provided that the disclosure in such Annual Report or other Company SEC Document shall apply only with respect to representations and warranties to which the relevance of such disclosure is reasonably apparent on its face); (c) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Company Disclosure Schedule by reference to another part or subpart of the Company Disclosure Schedule; and (d) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure applies to such representation and warranty):
          2.1 Subsidiaries; Due Organization; Etc.
               (a) Part 2.1(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. Neither the Company nor any of the Entities identified in Part 2.1(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Company Disclosure Schedule. None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.
               (b) Each of the Acquired Corporations is a corporation duly organized, validly existing and, in jurisdictions that recognize the concept, is in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.
               (c) Each of the Acquired Corporations (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.
          2.2 Certificate of Incorporation and Bylaws. The Company has Made Available to Parent accurate and complete copies of the certificate of incorporation and bylaws of the Company, including all amendments thereto. The Company has Made Available (or made available on the SEC website) to Parent accurate and complete copies of: (a) the charters of all committees of the Company’s board of directors; and (b) any code of conduct, investment policy, whistleblower policy, disclosure committee policy or similar policy adopted by any of the Acquired Corporations or by the board of directors, or any committee of the board of directors, of any of the Acquired Corporations.

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          2.3 Capitalization, Etc.
               (a) As of August 10, 2007, the authorized capital stock of the Company consists of: (i) 200,000,000 shares of Company Common Stock, of which 52,368,714 shares have been issued and were outstanding; and (ii) 5,000,000 shares of Company Preferred Stock, of which no shares have been issued or were outstanding. The Company holds 100,000 shares of its capital stock in its treasury as of the date of this Agreement. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Part 2.3(a) of the Company Disclosure Schedule specifies the number of shares of Company Common Stock that are subject to issuance pursuant to Company Options, Company RSAs, and Company PSAs outstanding as of August 10, 2007 under each of the Company Option Plans. As of August 10, 2007: (A) 709,359 shares of Company Common Stock were reserved for future issuance pursuant to the Company’s 2000 Employee Stock Purchase Plan (the “Company ESPP”); and (B) 1,699,290 shares of Company Common Stock were reserved for future issuance pursuant to stock awards not yet granted under the Company Option Plans.
               (b) (A) None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (B) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (C) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities, except for the Company’s right to repurchase or reacquire restricted shares of Company Common Stock held by an employee of the Company upon termination of such employee’s employment.
               (c) Part 2.3(c) of the Company Disclosure Schedule accurately sets forth the following information with respect to each outstanding Company Option, Company RSA and Company PSA as of August 10, 2007: (A) the particular Company Option Plan (if any) pursuant to which such award was granted; (B) an employee number representing the award holder and, for those award holders whose principal work location is outside of the United States, the country in which the award holder works; (C) the number of shares of Company Common Stock subject to such award; (D) the exercise price of the Company Option and the purchase price of the Company RSA and, if applicable, the Company PSA; (E) the date on which such award was granted; (F) the applicable vesting schedule; (G) if applicable, the extent to which the Company Option is vested and exercisable; (H) if applicable, the date on which the Company Option and Company RSA expires; (I) the type of award, including whether a Company Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option and (J) whether the vesting of such award would be accelerated, in whole or in part, as a result of the Mergers or any of the other Contemplated Transactions, alone or in combination with any termination of employment or other event. The Company has Made Available to Parent accurate and complete copies of: (I) each Company Option Plan; (II) each other stock plan pursuant to which any of the Acquired Corporations has ever granted stock awards to the extent that any stock awards remain outstanding thereunder; (III) each stock plan

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under which any Entity has granted stock awards that were ever assumed by any of the Acquired Corporations to the extent that any stock awards remain outstanding thereunder; and (IV) the forms of all stock award agreements evidencing rights to purchase or be issued stock of any of the Acquired Corporations.
               (d) Except as set forth in Section 2.3(a), there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.
               (e) All outstanding shares of Company Common Stock, and all options and other securities of the Acquired Corporations, have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all material requirements set forth in applicable Contracts.
               (f) All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and are owned beneficially and of record by the Company, free and clear of any Encumbrances.
          2.4 SEC Filings; Financial Statements.
               (a) The Company has Made Available (or made available on the SEC website) to Parent accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with, and all Company Certifications (as defined below) filed or furnished by the Company with or to, the SEC since January 1, 2004, including all amendments thereto (collectively, the “Company SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed or furnished by the Company with or to the SEC since January 1, 2004 have been so filed or furnished on a timely basis. None of the Company’s Subsidiaries is required to file or furnish any documents with or to the SEC. As of the time it was filed with or furnished to the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected: (A) in the case of Company SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding Company SEC Document; and (B) in the case of Company SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Closing, by the filing or furnishing of the applicable amending or superseding Company SEC Document.

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Each of the certifications and statements relating to the Company SEC Documents required by: (1) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (2) Rule 13a-14 or 15d-14 under the Exchange Act; or (3) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) (collectively, the “Company Certifications”) is accurate and complete, and complied as to form and content with all applicable Legal Requirements in effect at the time such Company Certification was filed with or furnished to the SEC.
               (b) The Acquired Corporations maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Acquired Corporations required to be disclosed by the Company in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. The Company has Made Available to Parent accurate and complete copies of all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. The Company is, and has at all times since January 1, 2004 been, in compliance with the applicable listing and other rules and regulations of the NASDAQ Global Market, and has not since January 1, 2004 received any notice from the NASDAQ Global Market or any similar body asserting any non-compliance with any of such rules and regulations.
               (c) The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby. No financial statements of any Person other than the Acquired Corporations are required by GAAP to be included in the consolidated financial statements of the Company.
               (d) To the knowledge of the Company, the Company’s outside auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) to the knowledge of the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC thereunder and related or companion rules and regulations promulgated by the Public Company Accounting Oversight Board thereunder. Part 2.4(d) of the Company Disclosure Schedule contains a description of all non-audit services (as defined in Section 2(a)(8) of the Sarbanes-Oxley Act) performed by the Company’s outside auditors for the Acquired Corporations since January 1, 2004 and the fees paid for such services. All such non-audit services were approved as required by Section 10A(h) of the Exchange Act.

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               (e) The Acquired Corporations maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements. The Company has Made Available to Parent accurate and complete copies of all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls. Since December 31, 2006, there have not been any changes in the Acquired Corporations’ internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the Acquired Corporations’ internal control over financial reporting. To the knowledge of the Company, neither the Company nor its independent auditors have (A) identified any significant deficiency or material weakness in the design or operation of the Acquired Corporations’ internal control over financial reporting, (B) identified any fraud, whether or not material, that involves management or other employees who have a role in the preparation of the financial statements of the Company or the Acquired Corporations’ internal control over financial reporting, or (C) received any claim or allegation regarding any of the foregoing.
               (f) Part 2.4(f) of the Company Disclosure Schedule lists, and the Company has Made Available to Parent accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) currently in effect or effected by any of the Acquired Corporations since January 1, 2004.
          2.5 Absence of Changes. Between December 31, 2006 and the date of this Agreement:
               (a) there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect;
               (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Acquired Corporations (whether or not covered by insurance);
               (c) none of the Acquired Corporations has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities (other than pursuant to the Company’s right to repurchase restricted shares of

12.

Company Common Stock held by an employee or other service provider of an Acquired Corporation upon termination of such individual’s service);
               (d) none of the Acquired Corporations has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options and Company RSAs and upon the vesting of outstanding Company PSAs); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options, Company RSAs and Company PSAs identified in Part 2.3(c) of the Company Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;
               (e) the Company has not amended or waived any of its rights or obligations under, or permitted the acceleration of vesting under: (i) any provision of any of the Company Option Plans; (ii) any provision of any Contract evidencing any outstanding Company Option; (iii) any restricted stock agreement (including any Company PSA or Company RSA); or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);
               (f) there has been no amendment to the certificate of incorporation or bylaws of the Company, and none of the Acquired Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
               (g) none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other material indebtedness;
               (h) none of the Acquired Corporations has: (i) lent any material amount of money to any Person (other than extensions of credit to trade creditors, intercompany indebtedness, short-term advances made to non-executive officer employees which have subsequently been repaid and routine travel advances made to employees, in each case in the ordinary course of business); or (ii) incurred or guaranteed any material amount of indebtedness for borrowed money, other than to trade creditors in the ordinary course of business;
               (i) none of the Acquired Corporations has: (i) adopted, established or entered into any Company Employee Plan or Company Employee Agreement; (ii) caused or permitted any Company Employee Plan or Company Employee Agreement to be amended in any material respect; or (iii) materially increased the amount of the wages, salary, commissions, target bonuses, equity compensation, severance, fringe benefits or other compensation or remuneration payable to any Company Associate;
               (j) none of the Acquired Corporations has waived any “standstill” or similar Contract or provision;
               (k) none of the Acquired Corporations has changed any of its methods of accounting or accounting practices in any material respect, except as required by concurrent changes in GAAP or SEC rules and regulations;

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               (l) none of the Acquired Corporations has made any material Tax election or amended any material Tax Return;
               (m) none of the Acquired Corporations has commenced or settled any Legal Proceeding; and
               (n) none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(m)” above.
          2.6 Title to Assets. The Acquired Corporations own, and have good and valid title to, all assets purported to be owned by them, including: (a) all material assets reflected on the Company Unaudited Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Company Unaudited Balance Sheet); and (b) all other material assets reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. All of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet delinquent or being contested in good faith by appropriate proceedings and reserved for in accordance with GAAP; (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations; (iii) liens on the landlord’s interest in any facilities leased by the Acquired Corporations; and (iv) liens described in Part 2.6 of the Company Disclosure Schedule (collectively, the “Permitted Encumbrances”). The Acquired Corporations are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Company Unaudited Balance Sheet; and (B) all other assets reflected in the books and records of the Acquired Corporations as being leased to the Acquired Corporations, and the Acquired Corporations enjoy undisturbed possession of such leased assets (other than real property assets). No representation or warranty is made in this Section 2.6 with respect to Intellectual Property Rights.
          2.7 Employee Receivables. Part 2.7 of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Acquired Corporations to any Company Associate in excess of $200,000 in the aggregate.
          2.8 Equipment; Real Property; Leasehold.
               (a) All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Acquired Corporations in the manner in which such businesses are currently being conducted.
               (b) Part 2.8(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all real property owned by any of the Acquired Corporations as of the date of this Agreement. The Company has Made Available to Parent: accurate and complete legal descriptions of all parcels of real property owned by the respective Acquired Corporations.

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(The real property and all buildings, structures, fixtures and other improvements described in the immediately preceding sentence are referred to as the “Owned Real Property.”) The Acquired Corporations have good and marketable fee title to the Owned Real Property, free and clear of any Encumbrances, except for Permitted Encumbrances.
               (c) Part 2.8(c) of the Company Disclosure Schedule sets forth an accurate and complete list of each lease: (i) pursuant to which any real property is being leased to any Acquired Corporation; and (ii) having aggregate payments in excess of $200,000 over the 12-month period commencing on the date of this Agreement. (All real property (including all buildings, structures, fixtures and other improvements) leased to the Acquired Corporations is referred to as the “Leased Real Property,” and, together with the Owned Real Property, as the “Company Real Property.”) To the knowledge of the Company, the Company has not received any written notice of any existing plan or study by any Governmental Body or by any other Person that challenges or otherwise materially and adversely affects the continuation of the present ownership, use or operation of any Company Real Property. Except as set forth in the leases or subleases identified in Part 2.8(d) of the Company Disclosure Schedule, there is no Person in possession of any Company Real Property other than an Acquired Corporation.
               (d) Part 2.8(d) of the Company Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Company Contracts: (i) granting to any Person (other than any Acquired Corporation) a right of use or occupancy of any of the Company Real Property; and (ii) having aggregate payments in excess of $200,000 over the 12-month period commencing on the date of this Agreement.
          2.9 Intellectual Property.
               (a) The Company has Made Available to Parent a complete and accurate list of each Company Product that is material to the business of the Acquired Corporations as currently conducted. Part 2.9(a) of the Company Disclosure Schedule accurately identifies:
                    (i) in Part 2.9(a)(i) of the Company Disclosure Schedule: (A) each item of material Registered IP in which any of the Acquired Corporations has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (C) to the knowledge of the Company, any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and
                    (ii) in Part 2.9(a)(ii) of the Company Disclosure Schedule, each Contract material to the business of the Acquired Corporations as currently conducted pursuant to which any Intellectual Property Rights or Intellectual Property that is shipped with, used to develop or used in any Company Product is licensed or otherwise provided to any Acquired Corporation (other than software license agreements for any third-party non-customized software that is generally available to the public on standard terms at a cost of less than $100,000). No Contract that is material to the business of the Acquired Corporations contains any exclusive

15.

licenses (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a license).
               (b) The Company has Made Available to Parent an accurate and complete copy of each standard form of the following documents and Contracts used by any Acquired Corporation at any time since January 1, 2004: (i) terms and conditions with respect to the sale, lease, license or provisioning of any Company Product, Company Product Software, or Company IP; (ii) employee agreement or similar Contract containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (iii) consulting or independent contractor agreement or similar Contract containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (iv) confidentiality or nondisclosure agreement.
               (c) The Acquired Corporations exclusively own all right, title and interest to and in the Company IP free and clear of any material Encumbrances (other than non-exclusive licenses granted by any Acquired Corporation in the ordinary course of business). Without limiting the generality of the foregoing:
                    (i) the Acquired Corporations are current in the filing of, and delivery to, the appropriate Governmental Body of all documents and instruments necessary to perfect the rights of the Acquired Corporations in the material Company IP that is Registered IP;
                    (ii) each Company Associate who contributed to the creation or development of any material Company IP has signed a valid and enforceable agreement containing: (A) an irrevocable assignment of Intellectual Property Rights to the appropriate Acquired Corporation; and (B) confidentiality provisions protecting the Company IP;
                    (iii) no Company Associate has any claim, right (whether or not currently exercisable) or interest to or in any material Company IP;
                    (iv) no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution have been or are being, or are expected to be, used to develop or create, in whole or in part, any material Company IP;
                    (v) each Acquired Corporation has taken reasonable steps to maintain the confidentiality of information it wished to hold as a trade secret and information which an Acquired Corporation holds out as its confidential information;
                    (vi) none of the Acquired Corporations is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate (because of such participation) any of the Acquired Corporations to grant or offer to any other Person any license or right to any Company IP; and
                    (vii) to the knowledge of the Company, the Acquired Corporations own or otherwise have, and after the Closing the Surviving Corporation will

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continue to have, all Intellectual Property Rights needed to conduct the business of the Acquired Corporations as currently conducted and currently planned by the Company to be conducted.
               (d) To the knowledge of the Company, all Company IP is valid, subsisting and enforceable. Without limiting the generality of the foregoing:
                    (i) the Acquired Corporations are current in all obligations to make all filings, payments and other actions required to be made or taken to maintain each item of material Company IP in full force and effect;
                    (ii) no application for a patent or for a copyright or trademark registration or any other type of Registered IP, in each case that is material to the business of any of the Acquired Corporations as currently conducted, and that has been filed by or on behalf of, or assigned to, any of the Acquired Corporations has been abandoned, allowed to lapse or to the knowledge of the Company has been rejected since March 1, 2005;
                    (iii) no interference, opposition, reissue, reexamination, cancellation or other Legal Proceeding of any nature is or has been pending or, to the knowledge of the Company, threatened, in which the scope, validity or enforceability of any Company IP is being or, in the case of a threatened Legal Proceeding, would reasonably be expected to be, contested or challenged; and
                    (iv) there is no basis for a claim that would reasonably be expected to result in a ruling, judgment or determination by any Governmental Body that any Company IP that is material to the business of any of the Acquired Corporations as currently conducted and currently planned by the Company to be conducted is invalid or unenforceable.
               (e) The Acquired Corporations are not a party to any Contract which, solely because of the execution, delivery or performance of this Agreement or the consummation of any of the Contemplated Transactions by the Acquired Corporations will, or could reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any material Company IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the material Company IP.
               (f) To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is infringing, misappropriating or otherwise violating, any material Company IP. The Company has Made Available to Parent an accurate and complete copy of each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Acquired Corporations or any Representative of any of the Acquired Corporations since March 1, 2005 regarding any actual, alleged or suspected infringement or misappropriation of any Company IP.
               (g) To the knowledge of the Company, the operation of the business of the Acquired Corporations, including the manufacture, distribution and sale of the Company Products or Company Product Software does not infringe (directly, contributorily, by inducement or otherwise), misappropriate or otherwise violate, and has never infringed (directly,

17.

contributorily, by inducement or otherwise), misappropriated or otherwise violated, any Intellectual Property Right of any other Person.
               (h) No infringement, misappropriation or similar claim or Legal Proceeding is or, since March 1, 2005, has been pending or, to the knowledge of the Company, is threatened against any Acquired Corporation or against any other Person who is, or has asserted or could reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by any Acquired Corporation with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).
               (i) Since March 1, 2005, none of the Acquired Corporations has received any written notice or other communication relating to any actual, alleged or suspected material infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Acquired Corporations, the Company Products or the Company Product Software.
               (j) None of the Company Product Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) requires or could reasonably be expected to require, or conditions or could reasonably be expected to condition, the use or distribution of such Company Product Software on, the disclosure, licensing or distribution of any Company Source Code for any portion of such Company Product Software; or (ii) otherwise imposes or could reasonably be expected to impose any material limitation, restriction or condition on the right or ability of the Company to use or distribute any Company Product Software.
               (k) No Company Source Code has been delivered, licensed or made available to any escrow agent or other Person (other than employees of the Acquired Corporations). None of the Acquired Corporations has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available any Company Source Code to any escrow agent or other Person.
          2.10 Contracts.
               (a) Part 2.10 of the Company Disclosure Schedule identifies each Company Contract that constitutes a Company Material Contract. For purposes of this Agreement, each of the following shall be deemed to constitute a “Company Material Contract”:
                    (i) any Contract: (A) constituting a Company Employment Agreement; (B) pursuant to which any of the Acquired Corporations is or may become obligated to make severance, termination or similar payment, or provide any post-termination employee benefits, to any Company Associate or any spouse, heir or Representative of any Company Associate; (C) pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus (including any retention bonus or success bonus) or similar payment (other than payments constituting base salary or commissions paid in the ordinary course of business)

18.

in excess of $50,000 to any Company Associate; (D) pursuant to which any of the Acquired Corporations is or may become obligated to accelerate the vesting of, or otherwise modify, any stock option, restricted stock award, performance share award, stock appreciation right or other equity interest in any of the Acquired Corporations; (E) pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment to any Company Associate as a result of the Mergers or any of the other Contemplated Transactions, alone or in combination with any other event; or (F) with any works council, labor union or similar organization or body;
                    (ii) any Contract identified or required to be identified in Part 2.9 of the Company Disclosure Schedule;
                    (iii) any Contract with any distributor and any contract with any other reseller or sales representative that includes any provision with respect to exclusivity;
                    (iv) any Contract with any manufacturer, vendor, foundry, or other supplier, including any Contract for the performance of services by a third party relating to any Company IP or Company Product;
                    (v) any Contract that provides for: (A) reimbursement of any Company Associate for, or advancement to any Company Associate of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof; or (B) indemnification of any Company Associate;
                    (vi) any Contract imposing any material restriction on the right or ability of any Acquired Corporation: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as a director, an officer or other employee, a consultant or an independent contractor; (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; or (F) to transact business with any other Person;
                    (vii) any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity (including any indemnity with respect to Intellectual Property or Intellectual Property Rights) or similar obligation, other than Contracts that do not deviate in any material respect from the Company’s standard terms and conditions of sale or agreements previously Made Available by the Company to Parent and which guaranty, warranty, or sharing of liabilities or any indemnity is in excess of $500,000;
                    (viii) any Contract relating to any currency hedging;
                    (ix) any Contract requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

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                    (x) any Contract for the ownership, lease or sublease of Company Real Property identified in Part 2.8(c) or Part 2.8(d) of the Company Disclosure Schedule;
                    (xi) any Contract constituting or relating to a Government Contract or Government Bid that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $500,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $500,000 in the aggregate;
                    (xii) any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $5,000,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $5,000,000 in the aggregate, other than purchase orders that do not deviate in any material respect from the Company’s standard terms and conditions of sale;
                    (xiii) any Contract that would reasonably be expected to have a material effect on the ability of the Company to perform any of its obligations under this Agreement, or to consummate any of the Contemplated Transactions;
                    (xiv) any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or material assets of any Acquired Corporation; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or material assets of any Acquired Corporation; and
                    (xv) any other Contract of an Acquired Corporation the termination of which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, and which is not disclosed pursuant to clauses “(i)” through “(xiv)” above.
The Company has Made Available to Parent an accurate and complete copy of each Company Contract that constitutes a Company Material Contract.
               (b) To the knowledge of the Company, each Company Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
               (c) (i) None of the Acquired Corporations has violated or breached in any material respect, or committed any default in any material respect under, any Company Contract that constitutes a Company Material Contract; (ii) to the knowledge of the Company, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any Company Contract that constitutes a Company Material Contract; (iii) to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (A) result in a violation or breach in any material respect of any of the provisions of any Company Contract

20.

that constitutes a Company Material Contract; (B) give any Person the right to declare a default in any material respect under any Company Contract that constitutes a Company Material Contract; (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract that constitutes a Company Material Contract; (D) give any Person the right to accelerate the maturity or performance of any Company Contract that constitutes a Company Material Contract; (E) result in the disclosure, release or delivery of any Company Source Code; or (F) give any Person the right to cancel, terminate or modify any Company Contract that constitutes a Company Material Contract; and (iv) since January 1, 2004, none of the Acquired Corporations has received any written notice regarding any actual or possible material violation or breach of, or material default under, any Company Contract that constitutes a Company Material Contract.
          2.11 Liabilities. None of the Acquired Corporations has any accrued, contingent or other material liabilities of any nature, either matured or unmatured, except for: (a) liabilities reflected in the Company Unaudited Balance Sheet or the notes thereto; (b) normal and recurring current liabilities that have been incurred by the Acquired Corporations since the date of the Company Unaudited Balance Sheet in the ordinary course of business and consistent with past practices; and (c) liabilities for performance of obligations of the Acquired Corporations pursuant to the express terms of Company Contracts.
          2.12 Compliance with Legal Requirements. To the knowledge of the Company, each of the Acquired Corporations is, and has at all times since March 1, 2005 been, in compliance in all material respects with all applicable Legal Requirements. Since January 1, 2004, none of the Acquired Corporations has received any written notice from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.
          2.13 Certain Business Practices. To the knowledge of the Company, none of the Acquired Corporations, and no Representative of any of the Acquired Corporations with respect to any matter relating to any of the Acquired Corporations, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment.
          2.14 Governmental Authorizations. The Acquired Corporations hold all material Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted, including all Governmental Authorizations required under Environmental Laws. All such Governmental Authorizations are valid and in full force and effect. Each Acquired Corporation is, and at all times since January 1, 2004 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since January 1, 2004, none of the Acquired Corporations has received any written notice from any Governmental Body regarding: (i) any actual or possible material violation of or failure to comply in any material respect with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

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          2.15 Tax Matters.
               (a) Each of the Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Company Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All Taxes of all Acquired Corporations, whether or not shown on the Company Returns, due on or before the Closing Date, have been or will be paid or reserved for on the Company’s books and records in accordance with GAAP on or before the Closing Date.
               (b) The Company Unaudited Balance Sheet accrues for all material liabilities for Taxes with respect to all periods in accordance with GAAP, except for material liabilities for Taxes incurred by the Acquired Corporations since the date of the Company Unaudited Balance Sheet in the operation of the business of the Acquired Corporations. The Company will establish, prior to the Closing Date, in the ordinary course of business and consistent with its past practices, reserves in accordance with GAAP for the payment of all material Taxes for the period from the date of the Company Unaudited Balance Sheet through the Closing Date.
               (c) To the knowledge of the Company, no Acquired Corporation and no Company Return is currently subject to an audit by any Governmental Body. No extension or waiver of the limitation period applicable to any of the material Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Acquired Corporation.
               (d) No claim or Legal Proceeding is pending or, to the knowledge of the Company, has been threatened in writing against or with respect to any Acquired Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any written notice of deficiency or similar document received by any Acquired Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Corporations and with respect to which reserves for payment have been established in accordance with GAAP on the Company Unaudited Balance Sheet). There are no liens for material Taxes upon any of the assets of any of the Acquired Corporations except liens for current Taxes not yet delinquent and other Permitted Encumbrances. None of the Acquired Corporations has been or will be required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.
               (e) No written claim has ever been received by an Acquired Corporation from any Governmental Body in a jurisdiction where an Acquired Corporation does not file a Tax Return that an Acquired Corporation is or may be subject to taxation by that

22.

jurisdiction which has resulted or could reasonably be expected to result in an obligation by an Acquired Corporation to pay material Taxes.
               (f) There are no Contracts relating to allocating or sharing of any material amount of Taxes to which any Acquired Corporation is a party. None of the Acquired Corporations is liable for any material amount of Taxes of any other Person, or is currently under any contractual obligation to indemnify any Person with respect to any material amount of such Person’s Taxes or is a party to any Contract providing for payments by an Acquired Corporation with respect to any material amount of Taxes of any other Person. For the purposes of this Section 2.15(f), the following Contracts shall be disregarded: (i) commercially reasonable Contracts providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by the Company and (ii) commercially reasonable Contracts for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the ordinary course of business.
               (g) No Acquired Corporation has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code. No Acquired Corporation is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
               (h) No Acquired Corporation has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which an Acquired Corporation may be subject, other than the affiliated group of which the Company is the common parent.
               (i) The Company has Made Available to Parent accurate and complete copies of all federal income and all other material Tax Returns of the Acquired Corporations for all Tax years that remain open or are otherwise subject to audit.
               (j) The Company has taken no positions on its federal income Tax Returns (whether or not such position has been disclosed on such federal income Tax Returns) that would reasonably be expected to give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.
               (k) No Acquired Corporation has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or similar transaction under any corresponding or similar Legal Requirement.
          2.16 Employee and Labor Matters; Benefit Plans.
               (a) The employment of each of the Company Employees (i) in the United States is terminable by the applicable Acquired Corporation at will and without material liability for any severance, termination or similar post-termination payment or benefit except as required by applicable Legal Requirements and (ii) outside of the United States can be terminated without material liability for any severance, termination, pension or similar post-termination payment or benefits in excess of amounts (including notice pay) strictly required by applicable Legal Requirements.

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               (b) To the knowledge of the Company: (i) no officer or other employee or consultant at the level of director or above or having a base salary of at least $100,000 intends to, or has communicated any intention to, terminate his or her service with any of the Acquired Corporations; and (ii) no Company Employee is a party to or is bound by any confidentiality agreement, non-competition agreement or other Contract (with any prior employer) that may have a material effect on the business or operations of any of the Acquired Corporations.
               (c) To the knowledge of the Company, none of the Acquired Corporations is a party to any collective bargaining agreement or other Contract with a labor organization or works council representing any of the Company Employees and there are no labor organizations or works councils representing or, to the knowledge of the Company, seeking to represent any Company Employees. There is not now pending any strike, slowdown, work stoppage, lockout, picketing, labor dispute, union organizing activity, or to the knowledge of the Company, any threat thereof, affecting any of the Acquired Corporations. There is no claim pending or, to the knowledge of the Company, threatened against the Acquired Corporations relating to any employment Contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any Company Associate, including charges of unfair labor practices or harassment complaints.
               (d) To the knowledge of the Company, none of the current or former individual independent contractors of any of the Acquired Corporations is or was misclassified as an employee, except as could not reasonably be expected to result in a material liability to any Acquired Corporation. There is not, and at no time has there been, any individual independent contractor who has provided services to any of the Acquired Corporations or any Company Affiliate for a period of six consecutive months or longer.
               (e) Part 2.16(e) of the Company Disclosure Schedule is an accurate and complete list of each Company Employee Plan, each Foreign Plan and each Company Employee Agreement. None of the Acquired Corporations intends, and none of the Acquired Corporations has committed, to establish or enter into any new Company Employee Plan, Foreign Plan or Company Employee Agreement, or to modify any Company Employee Plan, Foreign Plan or Company Employee Agreement (except to conform any such Company Employee Plan, Foreign Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements or as required by this Agreement).
               (f) The Company has Made Available to Parent accurate and complete copies of: (i) all documents setting forth the terms of each Company Employee Plan, Foreign Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under applicable Legal Requirements in connection with each Company Employee Plan and Foreign Plan; (iii) if the Company Employee Plan or Foreign Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of the plan’s assets, if any; (iv) the most recent summary plan description together with the summaries of material modifications thereto,

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if any, required under ERISA or any similar Legal Requirement with respect to each Company Employee Plan and Foreign Plan; (v) all material written Contracts relating to each Company Employee Plan and Foreign Plan, including administrative service agreements and group insurance contracts; (vi) all material correspondence since March 1, 2005 to or from any Governmental Body relating to any Company Employee Plan and Foreign Plan; and (vii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code. The Company has properly performed all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years, and each such Company Employee Plan has passed such discrimination testing in each applicable year.
               (g) Each of the Acquired Corporations and Company Affiliates has performed in all material respects all obligations required to be performed by it under each Company Employee Plan and Foreign Plan, and each Company Employee Plan and Foreign Plan has been established and maintained in all material respects in accordance with its terms. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code (or has applied, or has time remaining in which to apply, to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination letter). All Company Pension Plans and Foreign Plan required to have been approved by any foreign Governmental Body have been so approved, no such approval has been revoked (or, to the knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Company Pension Plan that would reasonably be expected to materially affect any such approval relating thereto or materially increase the costs relating thereto. Each Company Employee Plan and Foreign Plan intended to be tax qualified under applicable Legal Requirements is so tax qualified, and to the knowledge of the Company, no event has occurred and no circumstance or condition exists that would reasonably be expected to result in disqualification of any such Company Employee Plan or Foreign Plan. All material income taxes and wage taxes that are required by law to be withheld from benefits derived under the Company Employee Plans, Foreign Plans and Company Employee Agreements have been properly withheld and remitted to the proper depository. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued on not more than 90 days’ prior notice in accordance with its terms, without material liability to Parent, any of the Acquired Corporations or any Company Affiliate (other than any liability for ordinary administration expenses and for ordinary course claims for benefits incurred as of the date of termination). There are no audits or inquiries pending or, to the knowledge of the Company, threatened by the IRS, the DOL or any other Governmental Body with respect to any Company Employee Plan or Foreign Plan. Since January 1, 2004, none of the Acquired Corporations, and no Company Affiliate, has incurred: (i) any material penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; or (ii) any material penalty or Tax under applicable Legal Requirements with respect to any Company Employee Plan, Foreign Plan or Company Employee Agreement. Each of the

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Acquired Corporations and Company Affiliates has made all contributions and other payments required by and due under the terms of each Company Employee Plan and each Foreign Plan, or, to the extent not yet due, have properly accrued and reflected as a liability on the Balance Sheet contributions and other payments that will or may become due under the terms of each Company Employee Plan and each Foreign Plan. Part 2.16(a) of the Company Disclosure Schedule lists all Company Employee Plans, Foreign Plans and Company Employee Agreements that are “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) sponsored or maintained by the Acquired Corporations (or to which the Acquired Corporations are (or were) a party or in which any Company Associate participated with respect to their period of service with the Acquired Corporations) at any time since January 1, 2005. Each such plan has been operated and administered since January 1, 2005, in good faith compliance with Section 409A of the Code and any guidance issued by the United States Treasury Department or the IRS thereunder (including IRS Notice 2005-1, the proposed Treasury regulations issued on September 29, 2005, and the final Treasury regulations issued on April 10, 2007) (collectively with and any state or local law of similar effect, the “409A Provisions”), to the extent applicable to such plan. No Company Employee Plan, Foreign Plan or Company Employee Agreement that is a “nonqualified deferred compensation plan” under the 409A Provisions has been “materially modified,” within the meaning of the 409A Provisions, at any time after October 3, 2004.
               (h) None of the Acquired Corporations, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. No Company Employee Plan is or has been funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. None of the Acquired Corporations, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any Company Pension Plan in which stock of any of the Acquired Corporations or any Company Affiliate is or was held as a plan asset. Except as would not reasonably be expected to result in a material liability, the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and no Contemplated Transaction will cause any such assets or insurance obligations to be less than such benefit obligations. There are no material liabilities of the Acquired Corporations with respect to any Company Employee Plan that are not properly accrued and reflected in the financial statements of the Company in accordance with GAAP.
               (i) None of the Acquired Corporations, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. No Company Employee Plan is or has been funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. None of the Acquired Corporations, and no Company Affiliate, has ever maintained, established, sponsored,

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participated in or contributed to any Company Pension Plan or Foreign Plan in which stock of any of the Acquired Corporations or any Company Affiliate is or was held as a plan asset. No Contemplated Transaction will cause any such assets or insurance obligations to be less than such benefit obligations. Each unfunded Foreign Plan is secured by an insurance contract guaranteeing payment of the full amount of the payments and benefits due or that may become due under such Foreign Plan to all current and former participants. There are no material liabilities of the Acquired Corporations with respect to any Company Employee Plan and any Foreign Plan that are not properly accrued and reflected in the financial statements of the Company in accordance with GAAP.
               (j) None of the Acquired Corporations, and no Company Affiliate, maintains, sponsors or contributes to any Company Employee Plan or Foreign Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA, and regardless of whether such plan is subject to ERISA) and that is, in whole or in part, self-funded or self-insured. No Company Employee Plan and no Foreign Plan provides (except at no cost to the Acquired Corporations or any Company Affiliate), or reflects or represents any liability of any of the Acquired Corporations or any Company Affiliate to provide post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to any of the Acquired Corporations or any Company Affiliate, none of the Acquired Corporations nor any Company Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Associate (either individually or to Company Associates as a group) or any other Person that such Company Associate(s) or other Person would be provided with retiree life insurance, or retiree health benefit or retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.
               (k) To the knowledge of the Company, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Contemplated Transactions is reasonably expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Company Employee Plan, Foreign Plan, or Company Employee Agreement (or any trust or loan related to such plans or agreements) that will or may result (either alone or in connection with any other circumstance or event) in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate.
               (l) There is no agreement, plan, arrangement or other Contract covering any Company Associate, and no payments have been made or will be made to any Company Associate, that, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). No Acquired Corporation is a party to or has any obligation under any Contract to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

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               (m) Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of any Acquired Corporation or any Company Affiliate as presently conducted, nor any activity of any Company Associate in connection with the carrying on of the business of any Acquired Corporation or any Company Affiliate as presently conducted, will or would reasonably be expected to, to the knowledge of the Company, conflict with, result in a breach of the terms, conditions or provisions of or constitute a default under any Company Employee Plan, Foreign Plan or Company Employee Agreement.
               (n) Since March 1, 2005, none of the Acquired Corporations has effectuated a “plant closing,” partial “plant closing,” “relocation”, “mass layoff” or “termination” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Acquired Corporations in the United States.
               (o) Since March 1, 2005 no Acquired Corporation has undertaken any option re-pricing or option exchange program. Each option re-pricing or exchange program identified in Part 2.16(o) of the Company Disclosure Schedule: (i) was effected in compliance in all material respects with all applicable Contracts and all applicable Legal Requirements; and (ii) has been accurately reflected in accordance with GAAP in the financial statements contained or incorporated by reference in the Company SEC Documents.
               (p) Part 2.16(p) of the Company Disclosure Schedule sets forth an accurate and complete list of all employees (including directors and officers (Geschaeftsfuehrer und leitende Angestellte)) of the Acquired Corporations (without names) who reside or work in Germany as of the date of this Agreement (such employees, together with the consultants, freelancers referred to below in this Section, the “German Employees”), together in each case with the following information with respect to such employees: (i) current position; (ii) total current annual compensation (including bonus for which such German Employee is eligible); (iii) outstanding promises of additional remuneration (other than remuneration payable pursuant to Legal Requirements in Germany); and (iv) years of service. The Company has Made Available to Parent accurate and complete copies of all types of standard employment agreements (including consultant and freelance agreements) in relation to the German Employees or copies of actual employment agreements if no such standard employment agreement is used (or if a standard employment agreement that deviated in any material respect from such standard employment agreement is used) or a description of the terms of employment if there exists no written employment agreement. All obligations and liabilities of the Acquired Corporations to provide pensions and pension benefits to all German Employees (whether pursuant to German Legal Requirements, the terms of a Foreign Plan, any practice or otherwise) are accrued on the Company Unaudited Balance Sheet in accordance with GAAP. For purposes of this Agreement (other than the first full sentence of this Section 2.15(p)), the term “German Employee” shall be construed to include consultants, freelancers who devote a majority of their working time to the business of an Acquired Corporation or, due to the circumstances of their engagement, could otherwise be reasonably deemed to be subject to German Legal Requirements with respect to labor matters.

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               (q) No temporary worker of the Acquired Corporations who lives and works in Germany is on the second or third extension of his or her assignment to or work contract with the Company.
          2.17 Environmental Matters.
               (a) Since March 1, 2005, none of the Acquired Corporations has received any written notice or (to the knowledge of the Company) any other communication, whether from a Governmental Body, citizens group, Company Associate or otherwise, that alleges that any of the Acquired Corporations is not in compliance in any material respect with any Environmental Law, and, to the knowledge of the Company, there are no circumstances that would reasonably be expected to prevent or interfere in any material respect with the compliance by any of the Acquired Corporations with any material Environmental Law in the future.
               (b) Except as would not reasonably be expected to result in the imposition of a material corrective or remedial obligation on any of the Acquired Corporations or any other material liability to any of the Acquired Corporations, to the knowledge of the Company: (i) all Company Real Property and any other property that is or was leased to or controlled, owned or used by any of the Acquired Corporations, and all surface water, groundwater, soil and soil vapors associated with or adjacent to such property, is free of any Materials of Environmental Concern (as defined in Section 2.17(d)) or environmental contamination of any nature; (ii) none of the Company Real Property or any other property that is or was leased to or controlled, owned or used by any of the Acquired Corporations contains any above ground or underground storage tanks, waste treatment systems, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the Company Real Property or any other property that is or was leased to or controlled, owned or used by any of the Acquired Corporations contains any tanks or sumps in which process wastewater or any Materials of Environmental Concern have been Released (as defined in Section 2.17(d)).
               (c) To the knowledge of the Company and except as would not reasonably be expected to result in any material liability to any of the Acquired Corporations, no Acquired Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of investigating or conducting any removal or remedial actions at such site.
               (d) For purposes of this Agreement: (i) “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products

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and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment; and (iii) “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.
          2.18 Insurance. Each material insurance policy and self-insurance program and arrangement relating to the business, assets and operations of the Acquired Corporations is in full force and effect. Since March 1, 2005, none of the Acquired Corporations has received any written notice regarding any actual or possible: (a) cancellation or invalidation of any material insurance policy; (b) refusal of any coverage or rejection of any material claim under any material insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any material insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of any of the Acquired Corporations involving an amount in excess of $100,000 in any individual case or $500,000 in the aggregate. With respect to each material claim or Legal Proceeding that has been asserted or filed against the Company, the Company has provided written notice of such claim or Legal Proceeding to the appropriate insurance carrier(s), if any, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such claim or Legal Proceeding, or informed the Company of its intent to do so.
          2.19 Transactions with Affiliates. During the period commencing on the date of the Company’s last proxy statement filed with the SEC through the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC provided that for the purposes of this Section 2.19, no effect shall be given to Instruction 6 to paragraph (a) of Item 404 of Regulation S-K. Part 2.19(a) of the Company Disclosure Schedule identifies each Person who is (or who may be deemed to be) an “affiliate” (as that term is used in Rule 145 under the Securities Act) of the Company as of the date of this Agreement.
          2.20 Legal Proceedings; Orders.
               (a) There is no pending material Legal Proceeding, and (to the knowledge of the Company) no Person has threatened to commence any material Legal Proceeding: (i) that involves any of the Acquired Corporations, any business of any of the Acquired Corporations or any of the assets owned, leased or used by any of the Acquired Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Mergers or any of the other Contemplated Transactions. None of the Legal Proceedings identified in Part 2.20(a) of the Company Disclosure Schedule has had or, if adversely determined, would reasonably be expected to have or result in a Company Material Adverse Effect.
               (b) There is no material Order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject. To the knowledge of the Company, no officer or other key employee of any of the Acquired Corporations is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations.

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          2.21 Authority; Binding Nature of Agreement. The Company has the corporate right, power and authority to enter into and, subject to obtaining the Required Company Stockholder Vote (as defined in Section 2.23), to perform its obligations under this Agreement. The board of directors of the Company (at a meeting duly called and held) has: (a) unanimously determined that the Mergers are advisable and fair to, and in the best interests of, the Company and its stockholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Mergers; and (c) unanimously recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Mergers be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
          2.22 Inapplicability of Section 203 of the DGCL and other Anti-takeover Statutes. The board of directors of the Company has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of this Agreement or the Company Stockholder Voting Agreements or to the consummation of the Mergers or any of the other Contemplated Transactions. The board of directors of the Company (at a meeting duly called and held) has, to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Mergers or any of the other Contemplated Transactions. No state takeover statute or similar Legal Requirement applies or purports to apply to the Mergers, this Agreement, the Company Stockholder Voting Agreements or any of the Contemplated Transactions.
          2.23 Vote Required. The affirmative vote of the holders of a majority of the voting power of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement.
          2.24 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, the HSR Act, any foreign antitrust Legal Requirements and the rules and regulations of the NASDAQ Global Market, neither (1) the execution, delivery or performance of this Agreement, nor (2) the consummation of the Mergers or any of the other Contemplated Transactions, would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):
               (a) contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

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               (b) contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;
               (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations;
               (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that constitutes a Company Material Contract, or give any Person the right to: (i) declare a material default or exercise any remedy under any such Company Contract that constitutes a Company Material Contract; (ii) accelerate the maturity or performance of such Company Contract that constitutes a Company Material Contract; or (iii) cancel, terminate or modify any material right, benefit, obligation or other material term of such Company Contract that constitutes a Company Material Contract;
               (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for Permitted Encumbrances); or
               (f) result in, or increase the likelihood of, the disclosure or delivery to any escrow holder or other Person of any material Company IP (including Company Source Code), or the transfer of any material asset of any of the Acquired Corporations to any Person.
Except as may be required by the Exchange Act, the DGCL, the HSR Act, any foreign Antitrust Law (as defined in Section 5.7(a) and the rules and regulations of the NASDAQ Global Market (as they relate to the Joint Proxy Statement/Prospectus), none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Mergers or any of the other Contemplated Transactions.
          2.25 Opinion of Financial Advisor. The Company’s board of directors has received the opinion of Banc of America Securities LLC (“Banc of America Securities”), financial advisor to the Company, to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock. The Company will promptly furnish to Parent after receipt thereof by the Company an accurate and complete written copy of such opinion solely for informational purposes.
          2.26 Financial Advisor. Except for Banc of America Securities, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Corporations. The total of all fees, commissions and other amounts that have been paid by the Company to Banc of America Securities and its affiliates and all fees, commissions and other amounts that may become

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payable to Banc of America Securities and its affiliates by the Acquired Corporations if the Mergers are consummated will not exceed the amount set forth in Part 2.26 of the Company Disclosure Schedule.
          2.27 Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company or the shareholders of Parent or at the time of the Company Stockholders’ Meeting or the Parent Shareholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.
     Section 3. Representations And Warranties Of Parent And Merger Sub
     Parent and Merger Sub represent and warrant to the Company as follows (it being understood that each representation and warranty contained in this Section 3 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Schedule corresponding to the particular Section or subsection in this Section 3 in which such representation and warranty appears; (b) disclosure in Parent’s Annual Report on Form 10-K for the period ended March 31, 2007 and any Parent SEC Document thereafter filed with the SEC and publicly available prior to the date hereof, excluding: (i) any disclosure in any such Parent SEC Document set forth in a risk factor section or in any section relating to forward-looking statements; and (ii) any statements or disclosures that are predictive or forward- looking in nature, including statements about potential future risks or liabilities arising from existing facts and circumstances (and provided that the disclosure in such Annual Report or other Parent SEC Document shall apply only with respect to representations and warranties to which the relevance of such disclosure is reasonably apparent on its face); (c) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Parent Disclosure Schedule by reference to another part or subpart of the Parent Disclosure Schedule; and (d) any exception or disclosure set forth in any other part or subpart of the Parent Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure applies to such representation and warranty):

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          3.1 Due Organization.
               (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Parent and Merger Sub have all necessary power and authority: (i) to conduct their businesses in the manner in which their businesses are currently being conducted; (ii) to own and use their assets in the manner in which their assets are currently owned and used; and (iii) to perform their obligations under all Contracts by which they are bound.
               (b) Each of Parent and Merger Sub (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except as would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect.
               (c) Parent has Made Available to the Company accurate and complete copies of the articles of incorporation or certificate of incorporation (as applicable) and bylaws of Parent and Merger Sub, including all amendments thereto. Parent has Made Available to the Company accurate and complete copies of the charters of all committees of Parent’s board of directors.
          3.2 Capitalization, Etc.
               (a) As of August 9, 2007, the authorized capital stock of Parent consists of: (i) 500,000,000 shares of Parent Common Stock, of which 194,754,373 shares of Parent Common Stock have been issued and were outstanding; and (ii) 5,000,000 shares of Parent Preferred Stock, of which no shares have been issued or were outstanding. As of August 9, 2007: (A) 3,261,480 shares of Parent Common Stock were reserved for future issuance pursuant to Parent’s Employee Stock Purchase Plan (the “Parent ESPP”); (B) 28,227,635 shares of Parent Common Stock were reserved for issuance pursuant to the exercise of outstanding awards, warrants and other rights to acquire shares of Parent Common Stock; and (C) 13,456,031 shares of Parent Common Stock were reserved for future issuance pursuant to awards not yet granted under Parent’s equity incentive and stock option plans.
               (b) (A) None of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (B) there is no Contract to which Parent is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Parent Common Stock; and (C) Parent is not under any obligation, nor is Parent bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities, except for Parent’s rights pursuant to its equity incentive plans and director stock option plans to repurchase, redeem or otherwise acquire restricted shares of Parent Common Stock or other securities held by participants in such plans.

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               (c) All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.
               (d) Except as set forth in Section 3.2(a), as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.
               (e) All outstanding shares of Parent Common Stock, and all awards and other securities of Parent, have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all material requirements set forth in applicable Contracts.
          3.3 SEC Filings; Financial Statements.
               (a) Parent has Made Available to the Company accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by Parent with, and all Parent Certifications (as defined below) filed or furnished by Parent with or to, the SEC since January 1, 2004, including all amendments thereto (collectively, the “Parent SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed or furnished by Parent with or to the SEC since January 1, 2004 have been so filed or furnished on a timely basis. None of Parent’s Subsidiaries is required to file or furnish any documents with or to the SEC. As of the time it was filed with or furnished to the SEC: (i) each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected: (A) in the case of Parent SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding Parent SEC Document; and (B) in the case of Parent SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Closing, by the filing or furnishing of the applicable amending or superseding Parent SEC Document. Each of the certifications and statements relating to Parent SEC Documents required by: (1) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (2) Rule 13a-14 or 15d-14 under the Exchange Act; or (3) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) (collectively, the “Parent Certifications”) is accurate and complete, and complied as to form and content with all applicable Legal Requirements in effect at the time such Parent Certification was filed with or furnished to the SEC.
               (b) Parent and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls

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and procedures are designed to ensure that all material information concerning Parent required to be disclosed by Parent in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Parent is, and has at all times since January 1, 2004 been, in compliance with the applicable listing and other rules and regulations of the NASDAQ Global Select Market and has not since January 1, 2004 received any notice from the NASDAQ Global Select Market or any similar body asserting any non-compliance with any of such rules and regulations.
               (c) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its Subsidiaries for the periods covered thereby.
               (d) To the knowledge of Parent, Parent’s outside auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC thereunder and related or companion rules and regulations promulgated by the Public Company Accounting Oversight Board thereunder. All non-audit services (as defined in Section 2(a)(8) of the Sarbanes-Oxley Act) performed by Parent’s outside auditors for Parent or any of its Subsidiaries were approved as required by Section 10A(h) of the Exchange Act.
               (e) Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of Parent; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on the financial statements. Since March 31, 2007, there have not been any changes in Parent’s internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, Parent’s internal control over financial reporting. To the knowledge of Parent, neither Parent nor its

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independent auditors have (A) identified any significant deficiency or material weakness in the design or operation of Parent’s internal control over financial reporting, (B) identified any fraud, whether or not material, that involves management or other employees who have a role in the preparation of the financial statements of Parent or Parent’s internal control over financial reporting, or (C) received any claim or allegation regarding any of the foregoing.
          3.4 Absence of Changes. Between March 31, 2007 and the date of this Agreement:
               (a) there has not been any Parent Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would have or would reasonably be expected to have or result in a Parent Material Adverse Effect.
               (b) Parent has not: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, other than pursuant to Parent’s right to repurchase restricted shares of Parent Common Stock held by an employee or other service provider of Parent or any Subsidiary of Parent upon termination of such individual’s service and other than in the ordinary course of business consistent with past practices;
               (c) there has been no amendment to the articles of incorporation or bylaws of Parent, and neither Parent nor any Subsidiary of Parent has effected or been a party to any material merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
               (d) Parent has not changed any of its methods of accounting or accounting practices in any material respect, except as required by concurrent changes in GAAP or SEC rules and regulations;
               (e) Parent has not commenced or settled any material Legal Proceeding;
               (f) Parent has not incurred any material liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, except for liabilities incurred in the ordinary course of business and liabilities incurred in connection with matters referred to in the Parent SEC Documents; and
               (g) Parent has not agreed or committed to take any of the actions referred to in clauses “(b)” through “(f)” above.
          3.5 Liabilities. Parent has no accrued, contingent or other material liabilities of any nature, either matured or unmatured, except for: (a) liabilities reflected in the audited balance sheet of Parent and its consolidated Subsidiaries as of March 31, 2007, included in Parent’s Report on Form 10-K for the fiscal year ended March 31, 2007 and the notes thereto; (b) normal and recurring current liabilities that have been incurred by Parent or any Subsidiary of Parent since the date of such balance sheet in the ordinary course of business and consistent with

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past practices; and (c) liabilities for performance of obligations of Parent or any Subsidiary of Parent pursuant to the express terms of Contracts.
          3.6 Compliance with Legal Requirements. To the knowledge of Parent, Parent is, and has at all times since March 1, 2005 been, in compliance in all material respects with all applicable Legal Requirements, including Environmental Laws and Legal Requirements relating to employment, privacy law matters, exportation of goods and services, and securities law matters. Since January 1, 2004, Parent has not received any written notice from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.
          3.7 Certain Business Practices. To the knowledge of Parent. Parent has not, and no Representative of Parent with respect to any matter relating to Parent, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment.
          3.8 Legal Proceedings; Orders.
               (a) There is no pending material Legal Proceeding, and (to the knowledge of Parent) no Person has threatened to commence any material Legal Proceeding: (i) that involves Parent, any business of Parent or any of the assets owned, leased or used by Parent; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the First Mergers or any of the other Contemplated Transactions. None of the Legal Proceedings identified in Part 3.8(a) of the Parent Disclosure Schedule has had or, if adversely determined, would reasonably be expected to have or result in a Parent Material Adverse Effect.
               (b) There is no material Order to which Parent, or any of the assets owned or used by Parent, is subject. To the knowledge of Parent, no officer or other key employee of Parent is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent.
          3.9 Authority; Binding Nature of Agreement. Subject to obtaining the Required Parent Shareholder Vote (as defined in Section 3.11) and the vote of Parent as the sole stockholder of Merger Sub with respect to the First Merger and the vote of Parent as the sole stockholder of the Surviving Corporation with respect to the Second Merger, each of Parent and Merger Sub has the corporate right, power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Parent (at a meeting duly called and held or acting by written consent) as of the date of this Agreement has: (a) unanimously determined that the issuance of Parent Common Stock in the First Merger is advisable and fair to, and in the best interests of, Parent and its shareholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by Parent and unanimously approved the Mergers; and (c) unanimously recommended the approval of the issuance of Parent Common Stock in the First Merger by the holders of Parent Common Stock and directed that the issuance of Parent Common Stock in the First Merger be submitted for consideration by Parent’s

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shareholders at the Parent Shareholders’ Meeting. The board of directors of Merger Sub (by unanimous written consent) has: (i) unanimously determined that the Mergers are advisable and fair to, and in the best interests of, Merger Sub and its stockholder; (ii) unanimously authorized and approved the execution, delivery and performance of this Agreement by Merger Sub and unanimously approved the First Merger; and (iii) unanimously recommended the adoption of this Agreement by the stockholder of Merger Sub and directed that this Agreement and the First Merger be submitted for consideration by the stockholder of Merger Sub. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.
          3.10 Environmental Matters.
               (a) Since March 1, 2005, neither Parent, nor any Subsidiary of Parent has received any written notice or (to the knowledge of Parent) any other communication, whether from a Governmental Body, citizens group or otherwise, that alleges that Parent or any of its Subsidiaries is not in compliance in any material respect with any Environmental Law, and, to the knowledge of Parent, there are no circumstances that would reasonably be expected to prevent or interfere in any material respect with the compliance by Parent or any of its Subsidiaries with any material Environmental Law in the future.
               (b) Except as would not reasonably be expected to result in the imposition of a material corrective or remedial obligation on Parent or any of its Subsidiaries or any other material liability to Parent or any of its Subsidiaries, to the knowledge of Parent: (i) all real property owned by Parent or any of its Subsidiaries and any other property that is or was leased to or controlled, owned or used by Parent or any of its Subsidiaries (the “Parent Real Property”), and all surface water, groundwater, soil and soil vapors associated with or adjacent to such property, is free of any Materials of Environmental Concern (as defined in Section 2.17(d)) or environmental contamination of any nature; (ii) none of the Parent Real Property contains any above ground or underground storage tanks, waste treatment systems, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the Parent Real Property contains any tanks or sumps in which process wastewater or any Materials of Environmental Concern have been Released (as defined in Section 2.17(d)).
               (c) To the knowledge of Parent, and except as would not reasonably be expected to result in any material liability to Parent or any of its Subsidiaries, neither Parent nor any of its Subsidiaries has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of investigating or conducting any removal or remedial actions at such site.
          3.11 Vote Required. The only vote of Parent’s shareholders required to approve the issuance of Parent Common Stock in the First Merger is the vote prescribed by

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Marketplace Rule 4350 of the National Association of Securities Dealers (the “Required Parent Shareholder Vote”).
          3.12 Ownership of Company Common Stock. Neither Parent nor any Subsidiary of Parent owns more than 15% of the outstanding voting stock of the Company within the meaning of Section 203 of the DGCL.
          3.13 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the Securities Act, the Exchange Act, the DGCL, state securities or “blue sky” laws, the HSR Act, any foreign Antitrust Laws and the rules and regulations of the NASDAQ Global Select Market, neither (1) the execution and delivery of this Agreement by Parent and Merger Sub, nor (2) the consummation by Merger Sub of the First Merger, will directly or indirectly (with or without notice or lapse of time):
               (a) contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Parent or Merger Sub;
               (b) contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Parent or Merger Sub, or any of the assets owned or used by Parent or Merger Sub, is subject; or
               (c) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract of Parent, or give any Person the right to: (i) declare a default or exercise any remedy under any such Contract; (ii) accelerate the maturity or performance of any such Contract; or (iii) cancel, terminate or modify any right, benefit, obligation or other term of such Contract;
Except as may be required by the Securities Act, Exchange Act, the DGCL, the NCBCA, the HSR Act, any foreign antitrust Legal Requirement and the rules and regulations of the NASDAQ Global Select Market, neither Parent nor Merger Sub was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Mergers or any of the other Contemplated Transactions.
          3.14 Opinion of Financial Advisor. Parent’s board of directors has received the opinion of Merrill Lynch & Co., Inc. (“Merrill Lynch”), financial advisor to Parent, to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Parent Common Stock.
          3.15 Financial Advisor. Except for Merrill Lynch, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Parent.
          3.16 Valid Issuance. The Parent Common Stock to be issued in the First Merger, including the Parent Common Stock to be issued upon the exercise of assumed and

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converted Company Options, has been duly authorized and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable and will not be subject to any restriction on resale under the Securities Act, other than restrictions imposed by Rules 144 and 145 under the Securities Act.
          3.17 Disclosure. None of the information to be supplied by or on behalf of Parent for inclusion in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of Parent for inclusion in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company or the shareholders of Parent or at the time of the Company Stockholders’ Meeting or the Parent Shareholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.
     Section 4. Certain Covenants Of The Parties
          4.1 Access and Investigation. During the period commencing on the date of this Agreement and ending as of the earlier of the First Effective Time or the termination of this Agreement (the “Pre-Closing Period”), subject to applicable Legal Requirements and the terms of any confidentiality restrictions under Contracts to which any Acquired Corporation is a party as of the date hereof, the Company shall, and shall cause the directors, officers and employees of the Acquired Corporations to, and shall use its reasonable best efforts to cause the Representatives of the Acquired Corporations (other than their respective directors, officers and other employees) to provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Acquired Corporations’ personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations. During the Pre-Closing Period, the Company shall, and shall cause the Representatives of each of the Acquired Corporations to, permit Parent’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the Company responsible for the Company’s financial statements and the internal controls of the Acquired Corporations to discuss such matters as Parent may deem necessary or appropriate in order to enable Parent to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period: (i) upon the request of Parent, the Company shall provide Parent with copies of unaudited monthly consolidated balance sheets of the Acquired Corporations and the related unaudited monthly consolidated statements of operations, and, if prepared, statements of cash flows, in each case within 15 days after the end of each calendar month; and (ii) subject to applicable Legal Requirements, the Company shall promptly provide

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Parent with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Acquired Corporations in connection with the Mergers or any of the other Contemplated Transactions. Without limiting the generality of the foregoing, during the Pre-Closing Period: (A) upon the request of the Company, Parent shall provide the Company with copies of unaudited monthly consolidated balance sheets of Parent and its Subsidiaries and the related unaudited monthly consolidated statements of operations, and, if prepared, statements of cash flows, in each case within 15 days after the end of each calendar month; and (B) subject to applicable Legal Requirements, Parent shall promptly provide the Company with copies of any material notice, report or other document filed with or sent to any Governmental Body on behalf of Parent or Merger Sub or any of Parent’s other Subsidiaries in connection with the Mergers or any of the other Contemplated Transactions.
          4.2 Operations Prior to Closing.
               (a) During the Pre-Closing Period: (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations: (A) in the ordinary course and in accordance with past practices; and (B) in compliance in all material respects with all applicable Legal Requirements; (ii) the Company shall use commercially reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and other Company Employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Corporations and with all Governmental Bodies; and (iii) the Company shall promptly notify Parent of any claim asserted or Legal Proceeding commenced, or, to the Company’s knowledge, threatened in writing against any of the Acquired Corporations that relates to any of the Contemplated Transactions.
               (b) Except: (i) as set forth in Part 4.2(b) of the Company Disclosure Schedule, or (ii) as required by Legal Requirements, during the Pre-Closing Period, the Company shall not (without the prior written consent of Parent, which consent shall not be unreasonably withheld with respect to the matters described in clauses “(vi),” “(vii),” “(ix),” “(xiii),” “(xv),” “(xvi)” and “(xvii)” of this sentence), and the Company shall ensure that each of the other Acquired Corporations does not (without the prior written consent of Parent, which consent shall not be unreasonably withheld with respect to the matters described in clauses “(vi),” “(vii),” “(ix),” “(xiii),” “(xv),” “(xvi)” and “(xvii)” of this sentence):
                    (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than pursuant to the Company’s right to repurchase restricted shares of Company Common Stock held by a service provider of the Company upon termination of such service provider’s period of service pursuant to the terms of a Company Option, Company RSA or Company PSA;
                    (ii) sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue shares of Company Common

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Stock: (1) upon the valid exercise of Company Options, the valid purchase of shares under Company RSAs, and the ordinary course vesting of Company PSAs, in each case that are outstanding as of the date of this Agreement; and (2) pursuant to the Company ESPP on the terms in effect as of the date hereof);
                    (iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Option Plans (including any awards outstanding thereunder) or any provision of any agreement evidencing any outstanding stock option or any Company RSA, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract;
                    (iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;
                    (v) (A) acquire any equity interest or other interest in any other Entity; (B) except in the ordinary course of business and consistent with past practices, form any Subsidiary; or (C) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;
                    (vi) make any capital expenditure (except that the Acquired Corporations may make any capital expenditure that: (A) is provided for in the Company’s capital expense budget Made Available to Parent prior to the date of this Agreement; or (B) when added to all other capital expenditures made on behalf of the Acquired Corporations since the date of this Agreement but not provided for in the Company’s capital expense budget Made Available to Parent prior to the date of this Agreement, does not exceed $3,000,000 in the aggregate);
                    (vii) other than in the ordinary course of business and consistent with past practices: (A) enter into or become bound by any Company Material Contract; or (B) amend or terminate, or willfully waive any material remedy under, any Company Material Contract;
                    (viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets: (A) acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices; or (B) that are immaterial to the business of the Acquired Corporations);
                    (ix) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Permitted Encumbrances;
                    (x) lend money to any Person (other than extensions of credit to trade creditors, intercompany indebtedness, short-term advances made to employees and routine travel and business expense advances made to directors or officers or other employees, in

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each case in the ordinary course of business), or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness;
                    (xi) establish, adopt, enter into or amend any Company Employee Plan, Foreign Plan or Company Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, severance, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers or other Company Employees (except that the Company: (A) may provide routine, reasonable salary increases of up to 4% to non-officer employees with an annual base salary of $100,000 or less and who have not received a raise in the previous 12 months, in the ordinary course of business and in accordance with past practices in connection with the Company’s customary employee review process; (B) may amend the Company Employee Plans, Foreign Plans and Company Employee Agreements to the extent required by applicable Legal Requirements provided such amendments do not materially increase the cost of any such plan or agreement and would not reasonably be expected to result in any such plan or agreement being deemed a “nonqualified deferred compensation plan” (within the meaning of the 409A Provisions) and (C) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with Company Employee Plans that are bonus and profit sharing plans existing on the date of this Agreement);
                    (xii) hire any employee at the level of director or above or with an annual base salary in excess of $100,000, or promote any employee (except for promotions necessary to fill a position vacated after the date of this Agreement, provided such promotion does not result in an annual base salary in excess of $100,000);
                    (xiii) other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;
                    (xiv) make any material Tax election or amend any material Company Return;
                    (xv) commence any Legal Proceeding, except with respect to routine collection matters in the ordinary course of business and consistent with past practices;
                    (xvi) settle any Legal Proceeding or other material claim, other than pursuant to a settlement that does not involve any liability or obligation on the part of any Acquired Corporation or involves only the payment of monies by the Acquired Corporations of not more than $1,000,000 in the aggregate;
                    (xvii) enter into any Contract covering any Company Associate, or make any payment to any Company Associate, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be

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deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws);
                    (xviii) take any action that would reasonably be expected to cause the Mergers to fail to qualify as a “reorganization” under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Section 4) or fail to take any action reasonably necessary to cause the Mergers to so qualify;
                    (xix) except as otherwise expressly permitted pursuant to this Agreement, take any action (A) with the intent or for the purposes of preventing or delaying the Mergers and the other Contemplated Transactions, or (B) that would reasonably be expected to prevent or delay (in any material respect) the consummation of the Mergers and the Contemplated Transactions, including any action that would be reasonably expected to prevent, delay (in any material respect) or adversely affect (in any material respect) the ability of Parent and the Company to obtain the approvals set forth in Sections 6.9, 6.10, 6.11, 7.9, 7.10 and 7.11;
                    (xx) except for the dissolution of any Subsidiary that as of the date of this Agreement has no operations or assets, adopt a plan of complete or partial liquidation, dissolution or recapitalization or a plan or reorganization; or
                    (xxi) agree or commit to take any of the actions described in clauses ”(i)” through “(xx)” of this Section 4.2(b).
               (c) Parent, as the sole stockholder of Merger Sub, shall adopt this Agreement and approve the First Merger and Parent shall cause Merger Sub to perform its obligations under this Agreement. Except: (x) as set forth in Part 4.2(c) of the Parent Disclosure Schedule, and (y) as required by Legal Requirements, during the Pre-Closing Period, Parent shall not (without the prior written consent of the Company), and Parent shall ensure that each of its Subsidiaries does not (without the prior written consent of the Company):
                    (i) declare, accrue, set aside or pay any cash dividend or make any other distribution (of cash or property other than capital stock) in respect of any shares of capital stock;
                    (ii) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws;
                    (iii) take any action that would reasonably be expected to cause the Mergers to fail to qualify as a “reorganization” under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Section 4) or fail to take any action reasonably necessary to cause the Mergers to so qualify;
                    (iv) adopt a plan of complete or partial liquidation, dissolution or recapitalization or a plan or reorganization;
                    (v) except as otherwise permitted pursuant to this Agreement, take any action (A) with the intent or for the purposes of preventing or delaying the Mergers and the other Contemplated Transactions, or (B) that would reasonably be expected to prevent or

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delay (in any material respect) the consummation of the Mergers and the Contemplated Transactions, including any action that would reasonably be expected to prevent, delay (in any material respect) or adversely affect (in any material respect) the ability of Parent and the Company to obtain the approvals set forth in Sections 6.9, 6.10, 6.11, 7.9, 7.10 and 7.11 (it being understood that nothing in this Section 4.2(c)(v) shall prohibit Parent from soliciting, considering, discussing and/or negotiating a Parent Acquisition Proposal (as defined in Section 8.3(c)) or Parent Transaction (as defined in Section 8.3(c)));
                    (vi) acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any Entity, except, in each case, for transactions that (A) would not reasonably be expected to prevent, delay (in any material respect) or adversely affect (in any material respect) the ability of Parent and the Company to obtain the approvals set forth in Sections 6.9, 6.10, 6.11, 7.9, 7.10 and 7.11, (B) do not exceed $75,000,000 individually or $150,000,000 in the aggregate; and (C) would not require the inclusion of pro forma information or data with respect to such transaction or transactions in the Joint Proxy Statement/Prospectus; or
                    (vii) agree or commit to take any of the actions described in clauses ”(i)” through “(vi)” of this Section 4.2(c).
               (d) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) any material inaccuracy in any representation or warranty made by the Company in this Agreement, if a director or executive officer of the Company becomes aware that such representation or warranty was materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) (it being understood that, for purposes of determining the accuracy of such representation or warranty as of the date of this Agreement or as of any subsequent date: (A) all “Company Material Adverse Effect” qualifications and other materiality qualifications (but not dollar thresholds) limiting the scope of such representation or warranty shall be disregarded; (B) all “Company Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the defined terms used in such representation or warranty shall be disregarded; and (C) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded); (ii) any material breach of any covenant or obligation of the Company set forth in this Agreement, if a director or executive officer of the Company becomes aware of such material breach; (iii) any event, condition, fact or circumstance, if a director or executive officer of the Company becomes aware that such event, condition or circumstance has had or would reasonably be expected to have or result in a Company Material Adverse Effect; and (iv) any of the conditions set forth in Section 6, if a director or executive officer of the Company becomes aware that the satisfaction of such condition would be impossible or unlikely; provided, however, that the failure to deliver any notice pursuant to clause “(i)” of this Section 4.2(d) shall not be considered in determining whether the condition set forth in Section 6.2 has been satisfied. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of: (x) any Legal Proceeding or material claim threatened, commenced or asserted, in any such case in writing, against or with respect to any of the Acquired Corporations. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of

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the representations, warranties, covenants or obligations of the Company contained in this Agreement.
                    (e) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of: (i) any material inaccuracy in any representation or warranty made by Parent or Merger Sub in this Agreement, if a director or executive officer of Parent becomes aware that such representation or warranty was materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) (it being understood that, for purposes of determining the accuracy of such representation or warranty as of the date of this Agreement or as of any subsequent date: (A) all “Parent Material Adverse Effect” qualifications and other materiality qualifications (but not dollar thresholds) limiting the scope of such representation or warranty shall be disregarded; (B) all “Parent Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the defined terms used in such representation or warranty shall be disregarded; and (C) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded), such material inaccuracy; (ii) any material breach of any covenant or obligation of Parent or Merger Sub set forth in this Agreement, if a director or executive officer of Parent becomes aware of such material breach; (iii) any event, condition, fact or circumstance, if a director or executive officer of Parent becomes aware that such event, condition, fact or circumstance has had or would reasonably be expected to have or result in a Parent Material Adverse Effect; and (iv) any of the conditions set forth in Section 7, if a director or executive officer of Parent becomes aware that the satisfaction of such condition would be impossible or unlikely; provided, however, that the failure to deliver any notice pursuant to clause “(i)” of this Section 4.2(e) shall not be considered in determining whether the condition set forth in Section 7.2 has been satisfied. Without limiting the generality of the foregoing, Parent shall promptly advise the Company in writing of any Legal Proceeding or material claim threatened, commenced or asserted, in any such case in writing, against or with respect to Parent relating to the Mergers or the other Contemplated Transactions. No notification given to the Company pursuant to this Section 4.2(e) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.
          4.3 No Solicitation.
               (a) During the Pre-Closing Period, the Company shall not, directly or indirectly, and the Company shall ensure that its Subsidiaries and the respective Representatives of the Acquired Corporations do not, directly or indirectly:
                    (i) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry;
                    (ii) furnish any nonpublic information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;
                    (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry;

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                    (iv) approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry; or
                    (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction;
provided, however, that prior to the Company Stockholders’ Meeting, this Section 4.3(a) shall not prohibit the Company from furnishing nonpublic information regarding the Acquired Corporations to, or entering into discussions and negotiations with, any Person in response to an Acquisition Proposal made by such Person (and not withdrawn) that constitutes, or would reasonably be expected to lead to a Superior Offer if: (A) neither the Company nor any Representative of any of the Acquired Corporations shall have breached in any material respect any of the provisions set forth in this Section 4.3 in connection with such Acquisition Proposal; (B) the board of directors of the Company concludes in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be likely to constitute a breach of the fiduciary duties of the Company’s board of directors under applicable law; (C) prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person, and the Company receives from such Person an executed confidentiality agreement containing provisions (including with respect to the non-solicitation of employees) at least as favorable to the Company as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement; and (D) prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any breach of any of the provisions set forth in the preceding sentence by any director, officer, controlled affiliate, agent or attorney of any of the Acquired Corporations, whether or not such director, officer, controlled affiliate, agent or attorney is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of this Section 4.3 by the Company. For purposes of this Agreement, a director, officer, controlled affiliate, agent or attorney of an Acquired Corporation, or any other Person, shall be deemed to have breached a provision of this Section 4.3 if such director, officer, controlled affiliate, agent or attorney or other Person takes any action that would constitute a breach by the Company of such provision were the Company to take such action directly.
               (b) The Company shall promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal or Acquisition Inquiry) advise Parent orally and in writing of any Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent reasonably informed with respect to: (i) the status of any such Acquisition Proposal or Acquisition Inquiry; and (ii) the status and terms of any modification or proposed modification thereto.

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               (c) The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry.
               (d) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire or similar Contract to which any of the Acquired Corporations is a party or under which any of the Acquired Corporations has any rights, and will use its commercially reasonable efforts to cause each such agreement to be enforced at the request of Parent. The Company also shall promptly request each Person that has executed a confidentiality or similar agreement within the last 12 months in connection with its consideration of a possible Acquisition Transaction to return to the Acquired Corporations all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations or destroy such confidential information if expressly permitted by the terms of such confidentiality or other similar agreement.
               (e) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any “standstill” provision or similar Contract to which any of the Acquired Corporations is a party or under which any of the Acquired Corporations has any rights, and will use its commercially reasonable efforts to cause each such provision or other Contract to be enforced at the request of Parent; provided, however, that prior to the Company Stockholders’ Meeting, and without in any way limiting any of the provisions of Section 4.3(a), this Section 4.3(a) shall not prohibit the Company from waiving any “standstill” provision otherwise binding on any Person in response to an Acquisition Proposal or Acquisition Inquiry made by such Person (and not withdrawn) if: (A) neither the Company nor any Representative of any of the Acquired Corporations shall have breached any of the provisions set forth in this Section 4.3 in connection with such Acquisition Proposal or Acquisition Inquiry in any way that has led to or otherwise facilitated or accelerated such Acquisition Proposal or Acquisition Inquiry; (B) the board of directors of the Company concludes in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be likely to constitute a breach of the fiduciary duties of the Company’s board of directors to the Company’s stockholders or any Legal Requirement; and (C) prior to waiving such standstill provision, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to waive such standstill provision.
     Section 5. Additional Covenants Of The Parties
          5.1 Registration Statement; Joint Proxy Statement/Prospectus.
               (a) As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of Parent and the Company shall use their respective reasonable best efforts: (i) to cause the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC; (ii) to promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of

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the SEC or its staff; (iii) to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC; and (iv) to keep the Form S-4 Registration Statement effective through the Closing in order to permit the consummation of the Mergers. Parent shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Parent’s shareholders, and the Company shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s stockholders, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each of Parent and the Company shall promptly furnish to the other all information concerning such party and its Subsidiaries and stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If either Parent or the Company becomes aware of any information that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus, then such party: (i) shall promptly inform the other party thereof; (ii) shall provide the other party (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus prior to it being filed with the SEC; (iii) shall provide the other party with a copy of such amendment or supplement promptly after it is filed with the SEC; and (iv) shall cooperate, if appropriate, in mailing such amendment or supplement to the stockholders of the Company or the shareholders of Parent.
               (b) Prior to the First Effective Time, Parent shall use its reasonable best efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the First Merger will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities law of every state of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders’ Meeting; provided, however, that Parent shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction.
          5.2 Company Stockholders’ Meeting.
               (a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to adopt this Agreement (the “Company Stockholders’ Meeting”). The Company and Parent shall cause the Company Stockholders’ Meeting and the Parent Shareholders’ Meeting to be held on the same day (on a date selected by Parent) and as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance in all material respects with all applicable Legal Requirements.
               (b) Subject to Section 5.2(c): (i) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of the Company recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting (the recommendation of the Company’s board of directors that the Company’s stockholders vote to adopt this Agreement being referred to as the “Company Board

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Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or any committee thereof to withdraw the Company Board Recommendation or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted (it being understood that the Company Board Recommendation shall be deemed to have been modified in a manner adverse to Parent should John Ocampo fail to vote in favor of any reaffirmation of such recommendation, or the board of directors of the Company otherwise formally takes any action that reasonably evidences that fact that John Ocampo no longer supports the Mergers or the Contemplated Transactions). Subject to Parent’s rights under Section 8 and the other provisions of this Agreement: (A) nothing in this Section 5.2(b) shall preclude the Company from making any accurate and complete public disclosure of any material facts, including the fact that an Acquisition Proposal has been submitted to or received by the Company, if: (1) the Company’s board of directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to make such disclosure would reasonably be likely to constitute a breach of the fiduciary duties of the Company’s board of directors under applicable law; and (2) the Company shall have provided Parent with reasonable advance notice of the content of such disclosure; and (B) nothing in this Section 5.2(b) shall preclude the Company’s board of directors from complying with Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act with regard to an Acquisition Proposal (except that the board of directors of the Company shall not be permitted to withdraw the Company Board Recommendation or modify the Company Board Recommendation in a manner adverse to Parent except as specifically provided in Section 5.2(c)).
               (c) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent, if: (i) the Company’s board of directors determines: (A) that the Company has received a Superior Offer that has not been withdrawn; or (B) that: (1) a Parent Material Adverse Effect has occurred since the date of this Agreement and is continuing; or (2) since the date of this Agreement, an event has occurred or circumstance exists that, in combination with any other events or circumstances since the date of this Agreement, would reasonably be expected to have or result in a Parent Material Adverse Effect; (ii) the Company’s board of directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to withdraw or modify the Company Board Recommendation would reasonably be likely to constitute a breach of the fiduciary duties of the Company’s board of directors under applicable law; and (iii) the Company shall have provided to Parent, at least five (5) days prior to any withdrawal or modification of the Company Board Recommendation, written notice of such proposed withdrawal or modification together with reasonably detailed information regarding the circumstances giving rise to such possible action. The Company shall notify Parent promptly (and in any event within four hours) of any withdrawal of or modification to the Company Board Recommendation.
               (d) The Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, making, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

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          5.3 Parent Shareholders’ Meeting.
               (a) Parent shall take all action necessary to call, give notice of and hold a meeting of the holders of Parent Common Stock to vote on the issuance of Parent Common Stock in the First Merger (the “Parent Shareholders’ Meeting”). The Parent Shareholders’ Meeting shall be held on the date selected by Parent in accordance with Section 5.2(a). Parent shall ensure that all proxies solicited in connection with the Parent Shareholders’ Meeting are solicited in compliance in all material respects with all applicable Legal Requirements.
               (b) Subject to Section 5.3(c): (i) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of Parent recommends that Parent’s shareholders vote to approve the issuance of Parent Common Stock in the First Merger (the recommendation of Parent’s board of directors that Parent’s shareholders vote to approve the issuance of Parent Common Stock in the First Merger being referred to as the “Parent Board Recommendation”); and (ii) the Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the board of directors of Parent or any committee thereof to withdraw the Parent Board Recommendation or modify the Parent Board Recommendation in a manner adverse to the Company shall be adopted. Subject to the Company’s rights under Section 8 and the other provisions of this Agreement, nothing in this Section 5.3(b) shall preclude Parent from making any accurate and complete public disclosure of any material facts if: (1) Parent’s board of directors determines in good faith, after consultation with Parent’s outside legal counsel, that the failure to make such disclosure would reasonably be likely to constitute a breach of the fiduciary duties of Parent’s board of directors under applicable law; and (2) Parent shall have provided the Company with reasonable advance notice of the content of such disclosure.
               (c) Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the approval of the issuance of Parent Common Stock in the First Merger by the Required Parent Shareholder Vote, the Parent Board Recommendation may be withdrawn or modified in a manner adverse to the Company if: (i) Parent’s board of directors determines that: (A) a Company Material Adverse Effect has occurred since the date of this Agreement and is continuing; or (B) since the date of this Agreement, an event has occurred or circumstance exists that, in combination with any other events or circumstances since the date of this Agreement, would reasonably be expected to have or result in a Company Material Adverse Effect; (ii) Parent’s board of directors determines in good faith, after consultation with Parent’s outside legal counsel, that the failure to withdraw or modify the Parent Board Recommendation would constitute a breach of the fiduciary duties of Parent’s board of directors to Parent’s shareholders under applicable law; and (iii) Parent shall have provided to the Company, at least five (5) days prior to any withdrawal or modification of the Parent Board Recommendation, written notice of such proposed withdrawal or modification together with reasonably detailed information regarding the circumstances giving rise to such possible action. Parent shall notify the Company promptly (and in any event within four hours) of any withdrawal of or modification to the Parent Board Recommendation.

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               (d) Parent’s obligation to call, give notice of and hold the Parent Shareholders’ Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by any withdrawal or modification of the Parent Board Recommendation.
          5.4 Stock Options and Company ESPP.
               (a) At the First Effective Time, each Company Option that is outstanding and unexercised immediately prior to the First Effective Time, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock, with such conversion effected through Parent: (i) assuming such Company Option; or (ii) replacing such Company Option by issuing a replacement stock option equivalent in all material respects to purchase Parent Common Stock in substitution therefor, in either case in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Company Option Plan and the terms of the stock option agreement by which such Company Option is evidenced. All rights with respect to Company Common Stock under Company Options assumed or replaced by Parent shall thereupon be converted into options to purchase Parent Common Stock, and accordingly, from and after the First Effective Time: (A) each Company Option assumed or replaced by Parent may be exercised solely for shares of Parent Common Stock; (B) the number of shares of Parent Common Stock subject to each Company Option so assumed or replaced by Parent shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the First Effective Time by the sum of: (1) the Exchange Ratio; plus (2) the decimal representing the fraction (x) whose numerator is the Per Share Cash Amount, and (y) whose denominator is the average closing price of Parent Common Stock on the NASDAQ Global Select Market for the five (5) consecutive trading days immediately preceding (but not including) the date the First Merger becomes effective (the sum of “(1)” plus “(2)” being the “Option Exchange Ratio”, which it is agreed shall be calculated to at least five decimal places), and rounding the resulting aggregate number down to the nearest whole number of shares of Parent Common Stock; (C) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed or replaced by Parent shall be determined by dividing the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the First Effective Time, by the Option Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (D) subject to the terms of the stock option agreement by which such Company Option is evidenced, any restriction on the exercise of any Company Option assumed or replaced by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged as a result of the assumption or replacement of such Company Option; provided, however, that following the First Effective Time, Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each Company Option so assumed or replaced by Parent.
               (b) At the First Effective Time, each Company PSA that is outstanding and unvested immediately prior to the First Effective Time shall be converted into and become a right to be issued Parent Common Stock, with such conversion effected through Parent: (i) assuming such Company PSA; or (ii) replacing such Company PSA by issuing a replacement stock right materially equivalent in all material respects to be issued Parent Common Stock in substitution therefor, in either case in accordance with the terms (as in effect as of the date of this

53.

Agreement) of the applicable Company Option Plan and the terms of the Company PSA agreement by which such Company PSA is evidenced. All rights with respect to Company Common Stock under Company PSAs assumed or replaced by Parent shall thereupon be converted into rights to be issued Parent Common Stock, and accordingly, from and after the First Effective Time: (A) each Company PSA assumed or replaced by Parent will represent a right to be issued solely shares of Parent Common Stock; (B) the number of shares of Parent Common Stock subject to each Company PSA so assumed or replaced by Parent shall be determined by multiplying the number of unvested shares of Company Common Stock that were subject to such Company PSA immediately prior to the First Effective Time by Option Exchange Ratio, and rounding the resulting aggregate number down to the nearest whole number of shares of Parent Common Stock; and (C) subject to the terms of the award agreement by which such Company PSA is evidenced, any restriction on the issuance of shares under any Company PSA assumed or replaced by Parent shall continue in full force and effect and the term, vesting schedule and other provisions of such Company PSA shall otherwise remain unchanged as a result of the assumption or replacement of such Company PSA; provided, however, that following the First Effective Time, Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each Company PSA so assumed or replaced by Parent.
               (c) Parent shall: (i) file with the SEC, no later than three business days after the date on which the First Merger becomes effective, a registration statement on Form S-8 (or any successor form), if available for use by Parent, or if a Form S-8 is not available for use by Parent, a registration statement on Form S-3 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to the Company Options and Company PSAs assumed or replaced by Parent in accordance with Sections 5.4(a) and 5.4(b); (ii) use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as such assumed or replaced Company Options and Company PSAs remain outstanding; and (iii) deliver to each holder of a Company Option and Company PSA that is so assumed or replaced a written notice setting forth: (A) the number of shares of Parent Common Stock subject to such Company Option or Company PSA; and (B) the exercise price per share payable to Parent upon the exercise of such Company Option.
               (d) At the First Effective Time, Parent may (if Parent determines that it desires to do so) assume any or all of the Company Option Plans or merge any such Company Option Plans into any stock option plan of Parent. If Parent elects to so assume or merge any Company Option Plan, then, under such Company Option Plan, Parent shall be entitled to grant stock awards, to the extent permissible under applicable Legal Requirements, using the share reserves of such Company Option Plan as of the First Effective Time (including any shares returned to such share reserves as a result of the termination of Company Options and Company PSAs that are assumed by Parent pursuant to Sections 5.4(a) and 5.4(b)), except that: (i) stock covered by such awards shall be shares of Parent Common Stock; (ii) all references in such Company Option Plan to a number of shares of Company Common Stock shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced shares of Company Common Stock by the Option Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (iii) Parent’s board of directors or a committee thereof shall

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succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to the administration of such Company Option Plan.
               (e) Prior to the First Effective Time, the Company shall take all actions that may be reasonably necessary for the Company (under the Company Option Plans and otherwise) to effectuate the provisions of Section 1.5(c) and this Section 5.4 and to ensure that, from and after the First Effective Time, holders of Company Options, Company RSAs and Company PSAs have no rights with respect thereto other than those applicable rights specifically provided in Section 1.5(c), in this Section 5.4, in the applicable award agreements (as may be amended in connection with the Contemplated Transactions), and, subject to this Section 5.4, the Company Option Plans. Without limiting the generality of the foregoing, prior to the Closing, the board of directors of the Company shall adopt resolutions providing that the treatment of the Company Options and Company PSAs under this Agreement shall constitute an assumption of such Company Options and Company PSAs for purposes of the Company Option Plans.
               (f) Prior to the First Effective Time, the Company shall take all actions that may be reasonably necessary, consistent with the terms of the Company ESPP, to: (i) cause any outstanding offering period under the Company ESPP to be terminated as of a date not later than the last business day prior to the date of the First Effective Time (such date, the “Designated Date”); (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period, but otherwise treat such shortened offering period as a fully effective and completed offering period for all purposes under the Company ESPP; (iii) cause the exercise as of the Designated Date of each outstanding purchase right under the Company ESPP; and (iv) provide that no further offering period or purchase period shall commence under the Company ESPP on or after the Designated Date; provided, however, that the actions described in clauses “(i)” through “(iv)” of this sentence shall be conditioned upon the consummation of the First Merger. On the Designated Date, the Company shall apply the funds credited as of such date under the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company ESPP. Immediately prior to and effective as of the First Effective Time (and subject to the consummation of the First Merger), the Company shall terminate the Company ESPP. In the event that the commencement of the next regularly scheduled offering period under the Parent ESPP is more than 90 days after the date on which the First Merger becomes effective, Parent will establish a special offering period for Continuing Employees under the Parent ESPP, which period shall commence as soon as administratively practicable following the First Effective Time and end on the date immediately prior to the date of commencement of the next regularly scheduled offering period under the Parent ESPP.
          5.5 Employee Benefits.
                    (a) Parent agrees that, subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements or Legal Requirements: (i) all employees of the Acquired Corporations who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the First Effective Time (“Continuing Employees”) shall be eligible to participate in Parent’s health, vacation and 401(k) plans, to substantially the same extent as similarly situated employees of Parent; and (ii) for purposes of determining a Continuing Employee’s eligibility to participate in such plans, and

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for purposes of benefit accrual and accrual caps under any vacation plan or policy, such Continuing Employee shall receive credit under such plans for his or her years of continuous service with the Acquired Corporations prior to the First Effective Time. Parent shall give effect, in determining any deductible and maximum out-of-pocket limitations under any Parent health insurance plans for the calendar year in which the First Effective Time occurs, to amounts paid or incurred by such Continuing Employees during the calendar year in which the First Effective Time occurs under comparable Company Employee Plans maintained by the Company immediately prior to the First Effective Time; provided, however, that such obligation shall apply only if, and to the extent, Parent causes the Surviving Corporation to discontinue a Company Employee Plan that is a welfare benefit plan (within the meaning of Section 3(1) of ERISA) prior to the end of the calendar year in which the First Effective Time occurs and covers Continuing Employees under a comparable Parent plan for the remainder of such calendar year.
                    (b) Nothing in this Section 5.5 or elsewhere in this Agreement shall be construed to create a right in any Company Employee to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent. Except for Indemnified Persons (as defined in Section 5.6(a)) to the extent of their respective rights pursuant to Section 5.6, no Company Employee, and no Continuing Employee, shall be deemed to be a third party beneficiary of this Agreement.
                    (c) If requested by Parent at least five days prior to the Closing, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the First Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company’s board of directors of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval of Parent). The Company also shall take, prior to the First Effective Time, such other actions in furtherance of terminating such Company 401(k) Plan as Parent may reasonably request.
                    (d) To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to any of the Contemplated Transactions, the Company shall cooperate with Parent to ensure that such requirements are complied with prior to the First Effective Time. The Company shall use its reasonable best efforts to obtain and maintain compliance with all applicable rules and regulations of The NASDAQ Stock Market in connection with all matters relating to equity compensation and employee benefit plans.
          5.6 Indemnification of Officers and Directors.
                    (a) The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Company and its Subsidiaries to), honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers identified in Part 2.10(a)(v) of the Company Disclosure Schedule and any person who

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becomes a director or officer of the Company or any of its Subsidiaries after the date hereof and prior to the First Effective Time (but in the case of any person who becomes a director or officer of the Company or any of its Subsidiaries after the date hereof and prior to the First Effective Time, solely to the extent that the terms and conditions of any such indemnification agreements are no more favorable, in the aggregate, to the indemnification agreements to which similarly situated directors and officers set forth in Part 2.10(a)(v) of the Company Disclosure Schedule are a party) (each, an “Indemnified Person” and collectively, the “Indemnified Persons”). In addition, during the period commencing at the First Effective Time and ending on the sixth anniversary of the First Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses, covering acts and omissions of directors and officers (and any other employees or agents who otherwise would be entitled to similar benefits thereunder pursuant to the terms thereof in effect on the date hereof), in each case in their respective capacities as such, occurring at or prior to the First Effective Time, that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner that adversely affects their rights thereunder except as required by applicable Legal Requirements.
                    (b) Prior to the First Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company shall be permitted to purchase a “tail” prepaid policy on the policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement in the form Made Available by the Company to Parent prior to the date of this Agreement (the “Existing D&O Policy”) for a period of six years from the First Effective Time on terms and conditions with respect to the coverage and amounts that are equivalent to those of the Existing D&O Policy, provided that the Company shall not pay any premiums for such “tail” prepaid policy in excess of $875,000 in the aggregate. Parent and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder for so long as such “tail” policy shall remain in full force and effect.
                    (c) If Parent or the Surviving Corporation or any of its successors or assigns shall: (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations of Parent or the Surviving Corporation, as the case may be set forth in this Section 5.6.
                    (d) The obligations set forth in this Section 5.6 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the “tail” policy referred to in Section 5.6(b)) (and their heirs and representatives) without the prior written consent of such affected Indemnified Person (or any other person who is a beneficiary under the “tail” policy referred to in Section

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5.6(b) and their heirs and representatives). Each of the Indemnified Persons (and their heirs and representatives) are intended to be third party beneficiaries of this Section 5.6, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the “tail” policy referred to in Section 5.6(b) and their heirs and representatives) under this Section 5.6 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Legal Requirements (whether at law or in equity).
                    (e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and hereby agreed that the indemnification provided for in this Section 5.6 is not prior to or in substitution for any such claims under such policies.
          5.7 Regulatory Approvals and Related Matters; Efforts to Complete.
                    (a) Except as otherwise provided in this Agreement, each party shall use their respective reasonable best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Mergers and the other Contemplated Transactions. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act and under any other Legal Requirement that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”) in connection with the Contemplated Transactions. The Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to: (i) any inquiries or requests (including any “second request”) received from the Federal Trade Commission or the United States Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters.
                    (b) Subject to compliance with applicable Legal Requirements, Parent shall use its reasonable best efforts to provide to the Company, and the Company shall use its reasonable best efforts to provide to Parent, as promptly as practicable any information that is required in order to effectuate any filings or applications by Parent or the Company, as the case may be, pursuant to Section 5.7(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement and the Joint Defense Agreement, each of the Company and Parent shall use its reasonable best efforts to: (i) consult with and consider the views of the other party regarding material positions being taken in material filings to be made under Antitrust Laws in connection with the Mergers; (ii) provide the other (and its counsel) as promptly as practicable with copies of all material filings and material written submissions made by such party with any Governmental Body under any Antitrust Law in connection with the Mergers.

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                    (c) Subject to Section 5.7(d), Parent and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Mergers and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.7(d), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party (pursuant to any applicable Legal Requirement or Contract) in connection with the Mergers and the other Contemplated Transactions; (ii) shall use its reasonable best efforts (not including the payment of money or the incurring of liabilities) to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Mergers; (iii) shall use its reasonable best efforts to lift any restraint, injunction or other legal bar to the Mergers; and (iv) shall use its reasonable best efforts to contest any Legal Proceeding challenging the Mergers or any of the other Contemplated Transactions.
                    (d) Notwithstanding anything to the contrary contained in this Section 5.7 or elsewhere in this Agreement, neither Parent nor Merger Sub shall have any obligation under this Agreement: (i) to divest or agree to divest (or cause any of its Subsidiaries or any of the Acquired Corporations to divest or agree to divest) any of its respective businesses, product lines or assets, or to take or agree to take (or cause any of its Subsidiaries or any of the Acquired Corporations to take or agree to take) any other action or agree (or cause any of its Subsidiaries or any of the Acquired Corporations to agree) to any limitation or restriction on any of its respective businesses, product lines or assets; or (ii) to license or otherwise make available (or cause any of its Subsidiaries or any of the Acquired Corporations to license or otherwise make available) to any Person, any technology, software or other Intellectual Property or Intellectual Property Right, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right.
               5.8 Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement, and the Company shall consult with Parent and consider the views and comments of Parent before any of the Acquired Corporations or any of their Representatives sends any emails or other documents to Company Associates generally or otherwise communicates with Company Associates generally, with respect to the Mergers or any of the other Contemplated Transactions; provided, however, that Parent and the Company shall agree on the contents of the press release announcing the execution of this Agreement. Notwithstanding anything to the contrary contained in this Section 5.8, the obligations of Parent and the Company set forth in this Section 5.8 shall not apply with respect to: (i) any public statement relating to the withdrawal or modification of the Company Board Recommendation pursuant to Section 5.2(c); or (ii) any public statement relating to the withdrawal or modification of the Parent Board Recommendation pursuant to Section 5.3(c).
               5.9 Affiliate Agreements. The Company shall use its reasonable best efforts to cause each Person identified in Part 2.19 of the Company Disclosure Schedule and each other Person who is or becomes (or may be deemed to be) an “affiliate” (as that term is used in Rule 145 under the Securities Act) of the Company to execute and deliver to Parent, prior to the Closing Date, an Affiliate Agreement in the form of Exhibit C. The Company shall not register, or allow its transfer agent to register, on its books any transfer of any shares of Company

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Common Stock of any “affiliate” of the Company who has not provided a signed Affiliate Agreement in accordance with this Section 5.8.
               5.10 Tax Matters. Prior to the effectiveness of the Form S-4 Registration Statement: (a) the Company shall execute and deliver to Cooley Godward Kronish llp and to Wilson Sonsini Goodrich & Rosati, Professional Corporation a tax representation letter in a customary form to be mutually agreed to by the parties; and (b) Parent and Merger Sub shall execute and deliver to Cooley Godward Kronish llp and to Wilson Sonsini Goodrich & Rosati, Professional Corporation a tax representation letter in a customary form to be mutually agreed to by the parties. To the extent requested by Parent or the Company, each of Parent, Merger Sub and the Company shall confirm to Cooley Godward Kronish llp and to Wilson Sonsini Goodrich & Rosati, Professional Corporation the accuracy and completeness as of the First Effective Time of the tax representation letters delivered pursuant to the immediately preceding sentence. Following the delivery of the tax representation letters pursuant to the first sentence of this Section 5.10: (a) Parent shall use its reasonable best efforts to cause Cooley Godward Kronish llp to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act; and (b) the Company shall use its reasonable best efforts to cause Wilson Sonsini Goodrich & Rosati, Professional Corporation to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.10.
               5.11 Letter of the Company’s Accountants. The Company shall use its reasonable best efforts to cause to be delivered to Parent a letter of Ernst & Young llp, dated no more than two business days before the date on which the Form S-4 Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4 Registration Statement.
               5.12 Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock being issued in the First Merger to be approved for listing (subject to notice of issuance) on the NASDAQ Global Select Market at or prior to the First Effective Time.
               5.13 Section 16 Matters. Prior to the First Effective Time, the Company shall take all reasonable actions as are required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any disposition of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Contemplated Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act. If the Company delivers the Section 16 Information (as defined below) to Parent at least 30 days prior to the First Effective Time, then, prior to the First Effective Time, Parent shall take all reasonable actions as are required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) in connection with the First Merger by each individual who, immediately after the First Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent

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to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act. For purposes of this Section 5.13, “Section 16 Information” shall mean the following information for each individual who, immediately after the First Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Common Stock held by such individual and expected to be exchanged for shares of Parent Common Stock in the First Merger; (b) the number of Company Options held by such individual and expected to be converted into options to purchase shares of Parent Common Stock in connection with the First Merger; and (c) the number of other derivative securities (if any) with respect to Company Common Stock held by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the First Merger.
               5.14 Resignation of Corporate Officers and Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the First Effective Time the resignation of each corporate officer and director of each of the Acquired Corporations (it being understood that such resignation shall not constitute a voluntary termination of employment under any Company Employee Agreement or Company Employee Plan applicable to such individual’s status as a corporate officer or director of an Acquired Corporation).
               5.15 Board of Directors. Parent shall use its reasonable best efforts to cause John Ocampo and another independent director of the Company of Parent’s choice to be elected or appointed to the board of directors of Parent as of or promptly following the First Effective Time.
               5.16 Certain Litigation. Notwithstanding anything to the contrary contained in this Agreement, the Company shall promptly advise Parent orally and in writing of any litigation commenced after the date hereof against the Company or any of its directors or officers by any stockholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the Contemplated Transactions and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such litigation, shall consider Parent’s views with respect to such litigation and shall not settle any such litigation without the prior written consent of Parent.
          Section 6. Conditions Precedent To Obligations Of Parent And Merger Sub
          The obligations of Parent and Merger Sub to cause the Mergers to be effected and otherwise cause the Contemplated Transactions to be consummated are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:
               6.1 Accuracy of Company Specified Representations. Each of the Company Specified Representations shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any Company Specified Representation made as of a specific date, which shall have been accurate in all material respects as of such date);

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provided, however, that, for purposes of determining the accuracy of the Company Specified Representations as of the foregoing dates, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded.
               6.2 Accuracy of Company Other Representations. The Company Other Representations shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any Company Other Representation made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (a) for purposes of determining the accuracy of the Company Other Representations as of the foregoing dates (and for purposes of determining the accuracy of the Company Other Representations for purposes of clause “(b)” of this proviso): (i) all “Company Material Adverse Effect” qualifications and other materiality qualifications (but not dollar thresholds) limiting the scope of the Company Other Representations shall be disregarded; (ii) all “Company Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the defined terms used in the Company Other Representations shall be disregarded; and (iii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded; and (b) any inaccuracies in the Company Other Representations will be disregarded to the extent that such inaccuracies, individually or in the aggregate, do not constitute, and would not reasonably be expected to have or result in, a Company Material Adverse Effect.
               6.3 Performance of Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Company at or prior to the Closing.
               6.4 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act; no stop order shall have been issued by the SEC and shall remain in effect with respect to the Form S-4 Registration Statement; and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or shall be threatened in writing by the SEC.
               6.5 Company Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.
               6.6 Parent Shareholder Approval. The issuance of Parent Common Stock in the First Merger shall have been duly approved by the Required Parent Shareholder Vote.
               6.7 Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:
                    (a) a legal opinion of Cooley Godward Kronish llp, dated as of the Closing Date and addressed to Parent, to the effect that the Mergers will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that: (i) in rendering such opinion, Cooley Godward Kronish llp may rely upon the tax representation letters referred to in Section 5.10; and (ii) if Cooley Godward Kronish llp does not render such

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opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Wilson Sonsini Goodrich & Rosati, Professional Corporation renders such opinion to Parent); and
                    (b) a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company, in their capacities as such but only for and on behalf of the Company, confirming that the conditions set forth in Sections 6.1 (Accuracy of Company Specified Representations), 6.2 (Accuracy of Company Other Representations), 6.3 (Performance of Covenants), 6.5 (Company Stockholder Approval) and 6.8 (No Company Material Adverse Effect) have been duly satisfied.
               6.8 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect.
               6.9 HSR Waiting Period. The waiting period applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated.
               6.10 Other Antitrust Waiting Periods. Any waiting period applicable to the consummation of the Mergers under any applicable foreign Antitrust Law shall have expired or been terminated, other than any such waiting period imposed by the Specified Antitrust Laws.
               6.11 Other Governmental Approvals. Any Governmental Authorization required to be obtained with respect to the Mergers under any applicable Antitrust Law shall have been obtained and shall remain in full force and effect, other than any such Governmental Authorization required under the Specified Antitrust Laws, and no such Governmental Authorization so obtained shall require or contain any term, limitation, condition or restriction that would reasonably be expected to result in material harm to: (a) Parent or the Company or any Subsidiary of Parent or the Company; (b) any business or material asset of Parent or the Company or any Subsidiary of Parent or the Company; or (c) the future ability or authority of Parent or the Company or any Subsidiary of Parent or the Company to conduct business or to own, operate or retain exclusive rights to any material asset.
               6.12 Listing. The shares of Parent Common Stock to be issued in the First Merger shall have been approved for listing (subject to notice of issuance) on the NASDAQ Global Select Market or the NASDAQ Global Market.
               6.13 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Mergers shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Mergers that makes consummation of the Mergers illegal.
               6.14 No Governmental Litigation. There shall not be pending any Legal Proceeding brought by a Governmental Body: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Mergers or any of the other Contemplated

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Transactions; (b) relating to the Mergers or any of the other Contemplated Transactions and seeking to obtain from Parent or any of the Acquired Corporations any damages or other relief that would reasonably be expected to be material to Parent or the Acquired Corporations; (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (d) that could materially and adversely affect the right or ability of Parent or any of the Acquired Corporations to own any of the material assets or operate the business of any of the Acquired Corporations; (e) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets or business as a result of the Mergers or any of the other Contemplated Transactions; or (f) seeking to impose (or that could result in the imposition of) any criminal sanctions or liability on any of the Acquired Corporations.
               6.15 Sarbanes-Oxley Certifications. If either the chief executive officer or the chief financial officer of the Company shall have failed to provide, with respect to any Company SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary certification as and in the form required under Rule 13a-14 or Rule 15d-14 under the Exchange Act or 18 U.S.C. §1350, then each such failure shall have been rectified.
          Section 7. Conditions Precedent To Obligation Of The Company
          The obligation of the Company to cause the Mergers to be effected and otherwise cause the Contemplated Transactions to be consummated is subject to the satisfaction, at or prior to the Closing, of the following conditions:
               7.1 Accuracy of Parent Specified Representations. Each of the Parent Specified Representations shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any Parent Specified Representations made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, for purposes of determining the accuracy of the Parent Specified Representations as of the foregoing dates, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded.
               7.2 Accuracy of Parent Other Representations. The Parent Other Representations shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any Parent Other Representations made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (a) for purposes of determining the accuracy of the Parent Other Representations as of the foregoing dates (and for purposes of determining the accuracy of the Parent Other Representations for purposes of clause “(b)” of this proviso): (i) all “Parent Material Adverse Effect” qualifications and other materiality qualifications (but not dollar thresholds) limiting the scope of the Parent Other Representations shall be disregarded; (ii) all “Parent Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the defined terms used in the Parent Other Representations shall be disregarded; and (iii) any update of or modification to the Parent Disclosure Schedule

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made or purported to have been made after the execution of this Agreement shall be disregarded; and (b) any inaccuracies in the Parent Other Representations will be disregarded to the extent that such inaccuracies, individually or in the aggregate, do not constitute, and would not reasonably be expected to have or result in, a Parent Material Adverse Effect.
               7.3 Performance of Covenants. Parent or Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Parent or Merger Sub at or prior to the Closing.
               7.4 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act; no stop order shall have been issued by the SEC and shall remain in effect with respect to the Form S-4 Registration Statement; and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or shall be threatened in writing by the SEC.
               7.5 Company Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.
               7.6 Parent Shareholder Approval. The issuance of Parent Common Stock in the First Merger shall have been duly approved by the Required Parent Shareholder Vote.
               7.7 Documents. The Company shall have received the following documents:
                    (a) a legal opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, dated as of the Closing Date, to the effect that the Mergers will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that: (i) in rendering such opinion, Wilson Sonsini Goodrich & Rosati, Professional Corporation may rely upon the tax representation letters referred to in Section 5.10; and (ii) if Wilson Sonsini Goodrich & Rosati, Professional Corporation does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Cooley Godward Kronish llp renders such opinion to the Company); and
                    (b) a certificate executed by an executive officer of Parent, in his or her capacity as such but only for and on behalf of Parent and Merger Sub, confirming that the conditions set forth in Sections 7.1 (Accuracy of Parent Specified Representations), 7.2 (Accuracy of Parent Other Representations), 7.3 (Performance of Covenants), 7.6 (Parent Shareholder Approval) and 7.8 (No Parent Material Adverse Effect) have been duly satisfied.
               7.8 No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Parent Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Parent Material Adverse Effect.
               7.9 HSR Waiting Period. The waiting period applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated.

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          7.10 Other Antitrust Waiting Periods. Any waiting period applicable to the consummation of the Mergers under any applicable foreign Antitrust Law shall have expired or been terminated, other than any such waiting period imposed by the Specified Antitrust Laws.
          7.11 Other Governmental Approvals. Any Governmental Authorization required to be obtained with respect to the Mergers under any applicable Antitrust Law shall have been obtained and shall remain in full force and effect, other than any such Governmental Authorization required under the Specified Antitrust Laws, and no such Governmental Authorization so obtained shall require or contain any term, limitation, condition or restriction that would reasonably be expected to result in material harm to: (a) Parent or the Company or any Subsidiary of Parent or the Company; (b) any business or material asset of Parent or the Company or any Subsidiary of Parent or the Company; or (c) the future ability or authority of Parent or the Company or any Subsidiary of Parent or the Company to conduct business or to own, operate or retain exclusive rights to any material asset.
          7.12 Listing. The shares of Parent Common Stock to be issued in the First Merger shall have been approved for listing (subject to notice of issuance) on the NASDAQ Global Select Market or the NASDAQ Global Market.
          7.13 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Mergers shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Mergers that makes consummation of the Mergers illegal.
          7.14 Sarbanes-Oxley Certifications. If either the chief executive officer or the chief financial officer of Parent shall have failed to provide, with respect to any Parent SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary certification as and in the form required under Rule 13a-14 or Rule 15d-14 under the Exchange Act or 18 U.S.C. §1350, then each such failure shall have been rectified.
     Section 8. Termination
          8.1 Termination. This Agreement may be terminated prior to the First Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the issuance of Parent Common Stock in the First Merger by Parent’s shareholders):
               (a) by mutual written consent of Parent and the Company, duly authorized by their respective boards of directors;
               (b) by either Parent or the Company if the First Merger shall not have been consummated by the End Date (as defined below); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the First Merger by the End Date is attributable to a failure on the part of such party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such party at or prior to the First Effective Time;

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               (c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other final and nonappealable action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the First Merger and/or the Second Merger;
               (d) by either Parent or the Company if: (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote;
               (e) by either Parent or the Company if: (i) the Parent Shareholders’ Meeting (including any adjournments and postponements thereof) shall have been held and Parent’s shareholders shall have taken a final vote on the issuance of shares of Parent Common Stock in the First Merger; and (ii) the issuance of Parent Common Stock in the First Merger shall not have been approved at the Parent Shareholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Parent Shareholder Vote;
               (f) by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;
               (g) by the Company (at any time prior to the approval of the issuance of Parent Common Stock in the First Merger by the Required Parent Shareholder Vote) if a Parent Triggering Event shall have occurred;
               (h) by Parent if: (i) any of the Company Specified Representations shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of the Company Specified Representations as of the date of this Agreement or as of any subsequent date, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded); (ii) any of the Company Other Representations shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), in each case giving effect to clause “(b)” of the proviso to Section 6.2, such that the condition set forth in Section 6.2 would not be satisfied (it being understood that, for purposes of determining the accuracy of the Company Other Representations as of the date of this Agreement or as of any subsequent date, and for purposes of determining the accuracy of the Company Other Representations for purposes of clause “(b)” of the proviso to Section 6.2: (A) all “Company Material Adverse Effect” qualifications and other materiality qualifications (but not dollar thresholds) limiting the scope of the Company Other Representations shall be disregarded; (B) all “Company Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the defined terms used in the Company Other Representations shall be disregarded; and (C) any update of or modification to the Company Disclosure Schedule made or purported to have been made after

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the execution of this Agreement shall be disregarded); or (iii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.3 would not be satisfied; provided, however, that if an inaccuracy in any of the Company’s representations and warranties as of a date subsequent to the date of this Agreement or breach of a covenant or obligation by the Company is curable by the Company, and the Company is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(h) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach; or
               (i) by the Company if: (i) any of the Parent Specified Representations shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of the Parent Specified Representations as of the date of this Agreement or as of any subsequent date, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded); (ii) any of the Parent Other Representations shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), in each case giving effect to clause “(b)” of the proviso to Section 7.2, such that the condition set forth in Section 7.2 would not be satisfied (it being understood that, for purposes of determining the accuracy of the Parent Other Representations as of the date of this Agreement or as of any subsequent date, and for purposes of determining the accuracy of the Parent Other Representations for purposes of clause “(b)” of the proviso to Section 7.2: (A) all “Parent Material Adverse Effect” qualifications and other materiality qualifications (but not dollar thresholds) limiting the scope of the Parent Other Representations (other than the Parent Materiality Qualified Representations) shall be disregarded; (B) all “Parent Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the defined terms used in the Parent Other Representations shall be disregarded; and (C) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded); or (iii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.3 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations and warranties as of a date subsequent to the date of this Agreement or breach of a covenant or obligation by Parent is curable by Parent, and Parent is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(i) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach.
The “End Date” shall be May 12, 2008; provided, however, that: (i) if, on May 12, 2008, a Specified Circumstance exists and each of the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6, 6.8, 6.12, 6.13 (other than with respect to the Specified Circumstance), 6.14 (other than with respect to the Specified Circumstance) and 6.15 is satisfied or has been waived, then the Company may, by providing written notice thereof to Parent on or prior to May 12, 2008, extend

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the End Date to August 12, 2008; and (ii) if, on May 12, 2008, a Specified Circumstance exists and each of the conditions set forth in Sections 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.8, 7.12, 7.13 (other than with respect to the Specified Circumstance) and 7.14 is satisfied or has been waived, then Parent may, by providing written notice thereof to the Company on or prior to May 12, 2008, extend the End Date to August 12, 2008. This Agreement may not be terminated by any party unless any fee required to be paid (or caused to be paid) by such party prior to the termination of this Agreement pursuant to Section 8.3 shall have been paid in full.
          8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect; (ii) the Joint Defense Agreement and the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with their terms; and (iii) the termination of this Agreement shall not relieve any party from any liability for any willful breach of this Agreement.
          8.3 Expenses; Termination Fees.
               (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Mergers are consummated.
               (b) If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b); (ii) a Specified Circumstance shall not exist as of the time of such termination; (iii) a bona fide Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made at any time prior to the termination of this Agreement; (iv) a final vote on the adoption of this Agreement by the Company’s stockholders shall not have been held; and (v) either: (A) on or prior to the first anniversary of such termination of this Agreement, a Specified Acquisition Transaction (as defined below) is consummated; or (B) on or prior to the first anniversary of such termination of this Agreement, a definitive agreement providing for a Specified Acquisition Transaction is entered into and, following such first anniversary, such Specified Acquisition Transaction (or any other Specified Acquisition Transaction among or involving the parties to such definitive agreement or any of such parties’ affiliates) is consummated, then, within two business days after the consummation of such Specified Acquisition Transaction, the Company shall pay to Parent a nonrefundable fee in the amount of $27,000,000 in cash. For purposes of this Agreement, the term “Specified Acquisition Transaction” shall have the same meaning as the term “Acquisition Transaction,” except that solely for purposes of the definition of Specified Acquisition Transaction all references to “15%” in the definition of “Acquisition Transaction” shall be deemed to refer instead to “40%.”
               (c) If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b); (ii) a Specified Circumstance shall not exist as of the time of such termination; (iii) a bona fide proposal (a “Parent Acquisition Proposal”) by a third party (a “Specified Party”) to acquire Parent or effect a merger, consolidation or other strategic business combination with Parent (in either case, whether by means of a merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization,

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recapitalization, takeover offer, tender offer, exchange offer or other similar transaction) which, if consummated in accordance with its terms, would result in the holders of Parent Common Stock prior to the consummation thereof holding less than 50% of the voting equity interests (outstanding as of the consummation of such transaction) following the consummation thereof (in each case, a “Parent Transaction”) shall have been disclosed, announced, commenced, submitted or made by such Specified Party at any time prior to the termination of this Agreement; (iv) based on statements made by or on behalf of the Specified Party regarding such Parent Acquisition Proposal, a reasonable person would believe that either: (A) the consummation of such Parent Transaction was conditioned by such Specified Party on the termination of this Agreement, or (B) the amount of consideration to be paid by such Specified Party to holders of Parent Common Stock in such Parent Transaction would be greater if this Agreement were terminated; (v) a final vote on the approval of the issuance of Parent Common Stock in the First Merger by Parent’s shareholders shall not have been held; and (vi) either: (A) on or prior to the first anniversary of such termination of this Agreement, any Parent Transaction involving such Specified Party or any affiliate of such Specified Party (whether or not also involving one or more other parties) is consummated; or (B) on or prior to the first anniversary of such termination of this Agreement, a definitive agreement providing for any Parent Transaction involving such Specified Party or any affiliate of such Specified Party (whether or not also involving one or more other parties) is entered into and, following such first anniversary, such Parent Transaction is consummated, then, within two business days after the consummation of such Parent Transaction, Parent shall pay to the Company a nonrefundable fee in the amount of $27,000,000 in cash.
               (d) If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d); (ii) a bona fide Acquisition Proposal shall have been publicly disclosed, publicly announced or otherwise publicly made at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote; (iii) such Acquisition Proposal shall not have been publicly withdrawn on or before the date that is ten business days prior to the date of the Company Stockholders’ Meeting; and (iv) either: (A) on or prior to the first anniversary of such termination of this Agreement, a Specified Acquisition Transaction is consummated; or (B) on or prior to the first anniversary of such termination of this Agreement, a definitive agreement providing for a Specified Acquisition Transaction is entered into and, following such first anniversary, such Specified Acquisition Transaction (or any other Specified Acquisition Transaction among or involving the parties to such definitive agreement or any of such parties’ affiliates) is consummated, then, within two business days after the consummation of such Specified Acquisition Transaction, the Company shall pay to Parent a nonrefundable fee in the amount of $27,000,000 in cash.
               (e) If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(e); (ii) a Specified Party shall have publicly disclosed, publicly announced or otherwise publicly made a Parent Acquisition Proposal for a Parent Transaction at any time prior to the approval of the issuance of Parent Common Stock in the First Merger by the Required Parent Shareholder Vote; (iii) based on statements made by or on behalf of the Specified Party that were publicly disclosed or announced regarding such Parent Acquisition Proposal, a reasonable person would believe that either: (A) the consummation of such Parent Transaction was conditioned by such Specified Party on the termination of this Agreement, or (B) the amount of consideration to be paid to holders of Parent Common Stock in such Parent

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Transaction would be greater if this Agreement were terminated; (iv) such Parent Acquisition Proposal shall not have been publicly withdrawn by such Specified Party on or before the date that is ten business days prior to the date of the Parent Shareholders’ Meeting; and (v) either: (A) on or prior to the first anniversary of such termination of this Agreement, any Parent Transaction involving such Specified Party or any affiliate of such Specified Party (whether or not also involving one or more other parties) is consummated; or (B) on or prior to the first anniversary of such termination of this Agreement, a definitive agreement providing for any Parent Transaction involving such Specified Party or any affiliate of such Specified Party (whether or not also involving one or more other parties) is entered into and, following such first anniversary, such Parent Transaction is consummated, then, within two business days after the consummation of such Parent Transaction, Parent shall pay to the Company a nonrefundable fee in the amount of $27,000,000 in cash.
               (f) If this Agreement is terminated by Parent pursuant to Section 8.1(f), or if this Agreement is otherwise terminated by Parent or the Company pursuant to Section 8.1 following the occurrence of a Company Triggering Event, then the Company shall pay to Parent, at the time specified in the next sentence, a nonrefundable fee in the amount of $27,000,000 in cash. In the case of any such termination of this Agreement by the Company, the fee referred to in the preceding sentence shall be paid by the Company prior to the time of such termination; and in the case of any such termination of this Agreement by Parent, the fee referred to in the preceding sentence shall be paid by the Company within two business days after such termination.
               (g) If this Agreement is terminated by the Company pursuant to Section 8.1(g), or if this Agreement is otherwise terminated by Parent or the Company pursuant to Section 8.1 following the occurrence of a Parent Triggering Event, then Parent shall pay to the Company, at the time specified in the next sentence, a nonrefundable fee in the amount of $27,000,000 in cash. In the case of any such termination of this Agreement by Parent, the fee referred to in the preceding sentence shall be paid by Parent prior to the time of such termination; and in the case of any such termination of this Agreement by the Company, the fee referred to in the preceding sentence shall be paid by Parent within two business days after such termination.
               (h) Under no circumstances shall Parent or the Company be entitled to receive more than one nonrefundable fee in the amount of $27,000,000 pursuant to this Section 8.3; provided, however, that nothing in this Section 8.3(h) shall limit the obligations of each party to pay any amounts required to be paid by such party under Section 8.3(a) in addition to any nonrefundable fee required to be paid by such party. If a party fails to pay when due any amount that such party is required to pay under this Section 8.3, then: (i) such party shall reimburse the other party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 8.3; and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid through the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to the lower of: (i) the “prime rate” (as announced by Citibank, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid; or (ii) the maximum rate permitted by applicable Legal Requirements.

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     Section 9. Miscellaneous Provisions
          9.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption of this Agreement by the Company’s stockholders and whether before or after approval of the issuance of Parent Common Stock in the First Merger by Parent’s shareholders); provided, however, that: (a) after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by applicable Legal Requirements requires further approval of the stockholders of the Company without the further approval of such stockholders; and (b) after any such approval of the issuance of Parent Common Stock in the First Merger by Parent’s shareholders, no amendment shall be made which by law or any rule or regulation of the NASDAQ Global Select Market requires further approval of Parent’s shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
          9.2 Waiver.
               (a) Subject to Sections 9.2(b) and 9.2(c), at any time prior to the First Effective Time, any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.
               (b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
               (c) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
          9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Mergers.
          9.4 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement and the other agreements, exhibits and disclosure schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that (a) the Confidentiality Agreement

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shall not be superseded and shall remain in full force and effect in accordance with its terms; and (b) the Joint Defense Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. Without limiting the generality of the foregoing, (a) Parent and Merger Sub acknowledge that the Company has not made and is not making any representations or warranties whatsoever, express or implied, regarding the subject matter of this Agreement or any other matter, except for the Company’s representations and warranties in Section 2, and that they are not relying and have not relied on any representations or warranties, express or implied, of any Person regarding the subject matter of this Agreement or any other matter, except as provided in Section 2, and (b) the Company acknowledges that Parent and Merger Sub have not made and are not making any representations or warranties whatsoever, express or implied, regarding the subject matter of this Agreement or any other matter, except as provided in Section 3, and that it is not relying and has not relied on any representations or warranties, express or implied, of any Person regarding the subject matter of this Agreement or any other matter, except as provided in Section 3. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Agreement.
          9.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware; and (b) each of the parties irrevocably waives the right to trial by jury.
          9.6 Disclosure Schedules. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Sections 2 and 4. The Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Sections 3 and 4. For purposes of this Agreement: (a) each statement or other item of information set forth in the Company Disclosure Schedule or in any update to the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in Section 2; and (b) each statement or other item of information set forth in the Parent Disclosure Schedule or in any update to the Parent Disclosure Schedule shall be deemed to be a representation and warranty made by Parent in Section 3.
          9.7 Assignability; No Third Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Except as specifically provided in Section 5.6, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person

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(other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
          9.8 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), two business days after mailing; (c) if sent by facsimile transmission before 5:00 p.m., when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:
          if to Parent or Merger Sub:
RF Micro Devices, Inc.
7628 Thorndike Road
Greensboro, NC 27409
Attention: Suzanne Rudy
Facsimile: (336) 931-7454
          with a copy (which shall not constitute notice) to:
Cooley Godward Kronish llp
5 Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Attention: Jane Ross, Esq. and David A. Lipkin, Esq.
Facsimile: (650) 849-7400
          if to the Company:
Sirenza Microdevices, Inc.
303 S. Technology Court
Broomfield, CO 80021
Attention: Robert Van Buskirk
Facsimile: (303) 410-9976
          with a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attention: Steven V. Bernard
Facsimile: (650) 493-6811

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Wilson Sonsini Goodrich & Rosati Professional Corporation
One Market Street
Spear Tower, Suite 3300
San Francisco, CA 94105
Attention: Michael S. Ringler
Facsimile: (415) 947-2099
          9.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
          9.10 Construction.
               (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
               (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
               (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
               (d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.
               (e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
[Remainder of page intentionally left blank]

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     In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

RF Micro Devices, Inc.

By: Name:	/s/ Robert A. Bruggeworth Robert A Bruggeworth
Title:	CEO and President

Iceman Acquisition Sub, Inc.

By:	/s/ Robert A. Bruggeworth

Name:	Robert A Bruggeworth
Title:	President

Sirenza Microdevices, Inc.

By:	/s/ Robert Van Buskirk

Name:	Robert Van Buskirk
Title:	President and CEO
Merger Agreement Signature Page

Exhibit A
Certain Definitions
     For purposes of the Agreement (including this Exhibit A):
     Acquired Corporations. “Acquired Corporations” shall mean: (a) the Company; and (b) each of the Company’s Subsidiaries.
     Acquisition Inquiry. “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for information made or submitted by Parent) that would reasonably be expected to lead to an Acquisition Proposal.
     Acquisition Proposal. “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction.
     Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions involving: (i) the purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than 15% of the outstanding capital stock of the Company as of the consummation of such purchase or other acquisition, or any tender offer or exchange offer by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than 15% of the outstanding capital stock of the Company as of the consummation of such tender or exchange offer; (ii) a merger, consolidation, reorganization, share exchange, recapitalization, business combination or other similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business collectively constitutes or accounts for 15% or more of the consolidated net revenues, net income or net assets of the Company and its Subsidiaries, taken as a whole) that, if consummated in accordance with its terms, would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning more than 15% of the voting equity interests (outstanding as of the consummation of such transaction) in the surviving or resulting entity of such transaction; (iii) a sale, transfer, lease, exchange, license, acquisition or disposition of any business or businesses or assets that constitute or account for (A) 15% or more of the consolidated net assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof) or (B) 15% or more of the consolidated net revenues or consolidated net income of the Company and its Subsidiaries, taken as whole; or (iv) a liquidation, dissolution or other winding up of the business of the Company or of any Subsidiary or Subsidiaries of the Company whose business collectively constitutes or accounts for 15% or more of the consolidated net revenues, net income or net assets of the Company and its Subsidiaries, taken as a whole.
     Agreement. “Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.
     COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

A-1.

     Code. “Code” shall mean the United States Internal Revenue Code of 1986, as amended.
     Company Affiliate. “Company Affiliate” shall mean any Person under common control with any of the Acquired Corporations within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.
     Company Associate. “Company Associate” shall mean any current or former officer or other employee, or current or former independent contractor, consultant or director, of or to any of the Acquired Corporations or any Company Affiliate.
     Company Common Stock. “Company Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.
     Company Contract. “Company Contract” shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any Company IP or any other asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or has the right to acquire any right or interest.
     Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the Company Disclosure Schedule and exhibits thereto that have been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent upon the execution of the Agreement.
     Company Employee. “Company Employee” shall mean any director or any officer or other employee of any of the Acquired Corporations.
     Company Employee Agreement. “Company Employee Agreement” shall mean any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (a) any of the Acquired Corporations or any Company Affiliate (including as a result of the assumption of, or the succession to the rights and obligations under, a Contract by an Acquired Corporation or a Company Affiliate); and (b) any Company Associate, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of any Acquired Corporation or any Company Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by any Acquired Corporation under applicable foreign law.
     Company Employee Plan. “Company Employee Plan” shall mean any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by any of the Acquired Corporations or any Company Affiliate for the benefit of any Company Associate; or (b) with

A-2.

respect to which any of the Acquired Corporations or any Company Affiliate has or may incur or become subject to any liability or obligation; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.
     Company IP. “Company IP” shall mean all Intellectual Property Rights and Intellectual Property with respect to which any of the Acquired Corporations has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.
     Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any effect, change, event or circumstance (each, an “Effect”) that, considered together with all other Effects, has a material adverse effect on the business, financial condition, operations or results of operations of the Acquired Corporations taken as a whole; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (i) Effects resulting from conditions generally affecting the United States or global economy or capital markets as a whole, and any changes therein, to the extent that such conditions and/or changes do not have a material disproportionate impact on the Acquired Corporations taken as a whole relative to other companies operating in the same industries as the Acquired Corporations; (ii) Effects resulting from conditions in the industries in which the Acquired Corporations operate, and any changes therein, to the extent that such conditions and/or changes do not have a material disproportionate effect on such Acquired Corporations relative to other companies operating in the same industries as the Acquired Corporations; (iii) acts of terrorism or war, weather conditions or other force majeure events that occur after the date of the Agreement, to the extent that such acts, conditions or events do not have a material disproportionate effect on the Acquired Corporations taken as a whole; (iv) changes in Legal Requirements, GAAP or international accounting standards, or interpretations thereof; (v) any legal claims made or other legal proceedings brought by any current or former Company stockholders (on their own behalf or on behalf of the Company) arising out of or related to the Agreement or any of the Contemplated Transactions; (vi) Effects resulting directly from the announcement or pendency of the Agreement and the Contemplated Transactions, including: (A) the loss or departure of any officers or other employees of any of the Acquired Corporations, and (B) the termination or potential termination of (or failure of or potential failure to renew) any contracts with customers, suppliers, distributors or other business partners of any Acquired Corporation; (vii) Effects resulting from any actions taken or failure to take action which Parent has approved, consented to or requested in writing; (viii) Effects resulting from the failure to take any action expressly prohibited by the Agreement; (ix) any change in the trading price or trading volume of Company Common Stock, in and of itself (it being understood, however, that any Effect causing or contributing to such changes in the trading price or trading volume of Company Common Stock may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); and (x) any failure by the Company or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Agreement, in and of itself (it being understood, however, that any Effect causing or contributing to such failures to meet projections or predictions may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred).

A-3.

     Company Option Plans. “Company Option Plans” shall mean: (a) the Company’s Amended and Restated 1998 Stock Plan, and (b) each compensatory equity award assumed by, or as to which a replacement award was provided by, any of the Acquired Corporations or any Company Affiliate.
     Company Options. “Company Options” shall mean options to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Option Plans, assumed by the Company or otherwise).
     Company Other Representations. “Company Other Representations” shall mean the representations and warranties of the Company contained in Section 2 of the Agreement or the Company Disclosure Schedule, other than the Company Specific Representations.
     Company Pension Plan. “Company Pension Plan” shall mean each: (a) Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.
     Company Preferred Stock. “Company Preferred Stock” shall mean the Preferred Stock, $0.001 par value per share, of the Company.
     Company Product. “Company Product” shall mean any product or service: (a) developed, manufactured, marketed, distributed, provided, performed, leased, licensed or sold, directly or indirectly, by or on behalf of any Acquired Corporation; or (b) currently under development by or for any Acquired Corporation (whether or not in collaboration with another Person) to the point of tape-out, qualification of samples, or quality or beta testing.
     Company Product Software. “Company Product Software” shall mean any software (regardless of whether such software is owned by an Acquired Corporation or licensed to an Acquired Corporation by a third party) contained or included in or provided with any Company Product or used in the development, manufacturing, maintenance, repair, support, testing or performance of any Company Product.
     Company PSA. “Company PSA” shall mean performance share awards representing the right to vest in and be issued shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Option Plans, assumed by the Company or otherwise).
     Company RSA. “Company RSA” shall mean restricted stock purchase right awards representing the right to purchase and vest in shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Option Plans, assumed by the Company or otherwise).
     Company Source Code. “Company Source Code” shall mean any source code, or any portion, aspect or segment of any source code, relating to any Intellectual Property owned by or licensed to any of the Acquired Corporations or in any Company Product Software.

A-4.

     Company Specified Representations. “Company Specified Representations” shall mean the representations and warranties of the Company contained in Sections 2.3(a), 2.21, 2.22, 2.23 and 2.25 of the Agreement or the equivalent sections of the Company Disclosure Schedule.
     Company Triggering Event. A “Company Triggering Event” shall be deemed to have occurred if: (a) the board of directors of the Company shall have withdrawn or shall have modified in a manner adverse to Parent the Company Board Recommendation; (b) the Company shall have failed to include in the Joint Proxy Statement/Prospectus the Company Board Recommendation; (c) the board of directors of the Company fails to reaffirm the Company Board Recommendation within 10 days after Parent reasonably requests in writing that such recommendation be reaffirmed; (d) the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (e) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal, other than confidentiality agreements that the Company is required to enter into pursuant to the proviso to Section 4.3(a) of the Agreement; (f) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or (g) an Acquisition Proposal is publicly announced, and the Company fails to issue a press release announcing its opposition to such Acquisition Proposal within 10 business days after such Acquisition Proposal is publicly announced.
     Company Unaudited Balance Sheet. “Company Unaudited Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of March 31, 2007 included in the Company’s Report on Form 10-Q for the fiscal quarter ended March 31, 2007, as filed with the SEC prior to the date of the Agreement.
     Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain letter with respect to the non-use and non-disclosure of certain confidential information of the Company and Parent dated as of July 15, 2007, between the Company and Parent.
     Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
     Contemplated Transactions. “Contemplated Transactions” shall mean the Mergers and the other transactions contemplated by the Agreement, the Company Stockholder Voting Agreements and the Parent Shareholder Voting Agreements.
     Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.
     DGCL. “DGCL” shall mean the Delaware General Corporation Law.
     DOL. “DOL” shall mean the United States Department of Labor.

A-5.

     Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
     Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.
     ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     Foreign Plan. “Foreign Plan” shall mean any: (a) plan, program, policy, practice, Contract or other arrangement of any Acquired Corporation mandated by a Governmental Body outside the United States; (b) Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States; or (c) Company Employee Plan that covers or has covered any Company Associate whose services are or have been performed primarily outside the United States.
     Form S-4 Registration Statement. “Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the First Merger, as said registration statement may be amended.
     GAAP. “GAAP” shall mean generally accepted accounting principles in the United States.
     Government Bid. “Government Bid” shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.
     Government Contract. “Government Contract” shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.
     Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of

A-6.

any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.
     Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the NASDAQ Global Market and the NASDAQ Global Select Market).
     HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     Intellectual Property. “Intellectual Property” shall mean algorithms, apparatus, databases, data collections, diagrams, formulae, circuit designs and assemblies, gate arrays, IP cores, net lists, photomasks, semiconductor devices, test vectors, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).
     Intellectual Property Rights. shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark, trade name and domain name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.
     IRS. “IRS” shall mean the United States Internal Revenue Service.
     Joint Defense Agreement. “Joint Defense Agreement” shall mean that certain oral joint defense agreement entered into as of July 19, 2007 among the Company, Parent and the respective antitrust counsel to the Company and Parent.
     Joint Proxy Statement/Prospectus. “Joint Proxy Statement/Prospectus” shall mean the joint proxy statement/prospectus to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting and to Parent’s shareholders in connection with the Parent Shareholders’ Meeting.
     Knowledge. “knowledge” of any Entity shall mean, with respect to any particular matter, the actual knowledge of the executive officers, the General Counsel and the Chairman of the board of directors of such Entity regarding such matter.

A-7.

     Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
     Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASD, the NASDAQ Global Market or the NASDAQ Global Select Market).
     Made Available to Parent. Any statement in the Agreement to the effect that any information, document or other material has been “Made Available to Parent” shall mean that such information, document or material was: (a) made publicly available on the SEC EDGAR database by the Company; (b) made available for review for a reasonable period of time by Parent or Parent’s Representatives by the Company between August 8, 2007 and the date of the Agreement in the virtual data room maintained by the Company with Merrill Corporation in connection with the Contemplated Transactions and to which Parent and Parent’s Representatives were given passworded access; (c) physically delivered to Parent or Parent’s Representatives via electronic mail or in hard copy form; or (d) made available for review for a reasonable period of time by the public between August 8, 2007 and the date of the Agreement on the Company’s website located at www.sirenza.com.
     Made Available to the Company. Any statement in the Agreement to the effect that any information, document or other material has been “Made Available to the Company” shall mean that such information, document or material was: (a) made publicly available on the SEC EDGAR database by Parent (b) made available for review for a reasonable period of time by the Company or the Company’s Representatives by Parent between August 8, 2007 and the date of the Agreement in the virtual data room maintained by the Company with Merrill Corporation in connection with the Contemplated Transactions and to which the Company and the Company’s Representatives were given passworded access; (c) physically delivered to the Company or the Company’s Representatives via electronic mail or in hard copy form; or (d) made available for review for a reasonable period of time by the public between August 8, 2007 and the date of the Agreement on the Company’s website located at www.rfmd.com.
     NCBCA. “NCBCA” shall mean the North Carolina Business Corporation Act.
     Order. “Order” shall mean any order, writ, injunction, judgment or decree.
     Parent Common Stock. “Parent Common Stock” shall mean the Common Stock, no par value, of Parent.
     Parent Disclosure Schedule. “Parent Disclosure Schedule” shall mean the Parent Disclosure Schedule that has been prepared by Parent in accordance with the requirements of

A-8.

Section 9.6 of the Agreement and that has been delivered by Parent to the Company on the date of the Agreement.
     Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any Effect that, considered together with all other Effects, has a material adverse effect on the business, financial condition, operations or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: (i) Effects resulting from conditions generally affecting the United States or global economy or capital markets as a whole, and any changes therein, to the extent that such conditions and/or changes do not have a material disproportionate impact on Parent and its Subsidiaries, taken as a whole relative to other companies operating in the same industries as Parent and its Subsidiaries; (ii) Effects resulting from conditions in the industries in which Parent and its Subsidiaries operate, and any changes therein, to the extent that such conditions and/or changes do not have a material disproportionate effect on Parent and its Subsidiaries, taken as a whole, relative to other companies operating in the same industries as Parent and its Subsidiaries; (iii) acts of terrorism or war, weather conditions or other force majeure events that occur after the date of the Agreement, to the extent that such acts, conditions or events do not have a material disproportionate effect on Parent and its Subsidiaries, taken as a whole; (iv) changes in Legal Requirements, GAAP or international accounting standards, or interpretations thereof; (v) any legal claims made or other legal proceedings brought by any current or former Parent shareholders (on their own behalf or on behalf of Parent) arising out of or related to the Agreement or any of the Contemplated Transactions; (vi) Effects resulting directly from the announcement or pendency of the Agreement and the Contemplated Transactions, including: (A) the loss or departure of any officers or other employees of Parent or any of its Subsidiaries, or (B) the termination or potential termination of (or failure of or potential failure to renew) any contracts with customers, suppliers, distributors or other business partners of Parent or any of its Subsidiaries; (vii) Effects resulting from any actions taken or failure to take action which the Company has approved, consented to or requested in writing; (viii) Effects resulting from the failure to take any action expressly prohibited by the Agreement; (ix) any change in the trading price or trading volume of Parent Common Stock, in and of itself (it being understood, however, that any Effect causing or contributing to such changes in the trading price or trading volume of Parent Common Stock may constitute a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); and (x) any failure by Parent or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Agreement, in and of itself (it being understood, however, that any Effect causing or contributing to such failures to meet projections or predictions may constitute a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred).
     Parent Options. “Parent Options” shall mean options to purchase shares of Parent Common Stock from Parent (whether granted by Parent pursuant to Parent’s stock option plans, assumed by Parent or otherwise).

A-9.

     Parent Other Representations. “Parent Other Representations” shall mean the representations and warranties of Parent and Merger Sub contained in Section 3 of the Agreement or the Parent Disclosure Schedule, other than the Parent Specific Representations.
     Parent Preferred Stock. “Parent Preferred Stock” shall mean Preferred Stock, no par value, of Parent.
     Parent Specified Representations. “Parent Specified Representations” shall mean the representations and warranties of Parent and Merger Sub contained in Sections 3.2(a), 3.9, 3.11, 3.12 and 3.14 of the Agreement or the equivalent sections of the Parent Disclosure Schedule.
     Parent Triggering Event. A “Parent Triggering Event” shall be deemed to have occurred if: (a) the board of directors of Parent shall have withdrawn or shall have modified in a manner adverse to the Company the Parent Board Recommendation; (b) Parent shall have failed to include in the Joint Proxy Statement/Prospectus the Parent Board Recommendation; or (c) the board of directors of Parent fails to reaffirm the Parent Board Recommendation within 10 days after the Company reasonably requests in writing that such recommendation be reaffirmed.
     Person. “Person” shall mean any individual, Entity or Governmental Body.
     Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.
     Representatives. “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.
     Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.
     SEC. “SEC” shall mean the United States Securities and Exchange Commission.
     Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.
     Specified Antitrust Laws. An Antitrust Law shall be deemed to be a “Specified Antitrust Law” if Parent has filed no notification, report or other document required to be filed by Parent with any Governmental Body with respect to the Mergers and the other Contemplated Transactions pursuant to such Antitrust Law within 45 days following the date of the Agreement.
     Specified Circumstance. A “Specified Circumstance” shall be deemed to exist if: (a) any of the conditions set forth in Section 6.9, Section 6.10, Section 6.11, Section 7.9, Section 7.10 or Section 7.11 of the Agreement is not satisfied and has not been waived; or (b) as a result of a challenge by a Governmental Body under any Antitrust Law, any of the conditions set forth in Section 6.13, Section 6.14 or Section 7.13 of the Agreement is not satisfied and has not been waived.

A-10.

     Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.
     Superior Offer. “Superior Offer” shall mean a bona fide written offer by an unaffiliated third party to acquire pursuant to a tender offer, exchange offer, merger, consolidation or other business combination: (a) all or substantially all of the assets of the Acquired Corporations; or (b) more than 50% of the outstanding voting securities of the Company and as a result of which the stockholders of the Company immediately preceding such transaction would cease to hold at least 50% of the equity interests in the surviving or resulting Entity of such transaction or any direct or indirect parent thereof, that: (i) was not obtained or made as a direct or indirect result of a breach of Section 4.3 of the Agreement; and (ii) is determined by the board of directors of the Company, in its good faith judgment, after consulting with its independent financial advisor of nationally recognized reputation, and after taking into account the likelihood and anticipated timing of consummation (including the effect on the likelihood or timing of consummation of any financing contingency), to be more favorable from a financial point of view to the Company’s stockholders than the Mergers.
     Tax. “Tax” shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.
     Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

A-11.

Exhibits

Exhibit A	–	Certain Definitions

Exhibit B	–	Form of Certificate of Incorporation of Surviving Corporation

Exhibit C	–	Form of Affiliate Agreement

List of Omitted Schedules and Exhibits
to that certain
Agreement and Plan of Merger and Reorganization, dated as of August 12, 2007, by and among
RF Micro Devices, Inc., Iceman Acquisition Sub, Inc.,
and
Sirenza Microdevices, Inc.

Pursuant to Item 601(b)(2) of Regulation S-K, RF Micro Devices, Inc. hereby agrees to furnish supplementally a copy of any omitted schedule or exhibit identified below to the Securities and Exchange Commission upon request.
OMITTED SCHEDULES

Company Disclosure Schedule

Company Disclosure Schedule Part 2.1:	Subsidiaries; Due
Organization; Etc.
Company Disclosure Schedule Part 2.2:	Certificate of Incorporation and Bylaws
Company Disclosure Schedule Part 2.3:	Capitalization, Etc.
Company Disclosure Schedule Part 2.4:	SEC Filings; Financial Statements
Company Disclosure Schedule Part 2.5:	Absence of Changes
Company Disclosure Schedule Part 2.6:	Title to Assets
Company Disclosure Schedule Part 2.7:	Employee Receivables
Company Disclosure Schedule Part 2.8:	Equipment; Real Property; Leasehold
Company Disclosure Schedule Part 2.9:	Intellectual Property
Company Disclosure Schedule Part 2.10:	Contracts
Company Disclosure Schedule Part 2.11:	Liabilities
Company Disclosure Schedule Part 2.12:	Compliance with Legal Requirements
Company Disclosure Schedule Part 2.13:	Certain Business Practices
Company Disclosure Schedule Part 2.14:	Governmental Authorizations
Company Disclosure Schedule Part 2.15:	Tax Matters
Company Disclosure Schedule Part 2.16:	Employee and Labor Matters; Benefit Plans
Company Disclosure Schedule Part 2.17:	Environmental Matters
Company Disclosure Schedule Part 2.18:	Insurance

Company Disclosure Schedule Part 2.19:	Transactions with Affiliates
Company Disclosure Schedule Part 2.20:	Legal Proceedings; Orders
Company Disclosure Schedule Part 2.21:	Authority; Binding Nature of Agreement
Company Disclosure Schedule Part 2.22:	Inapplicability of Section 203 of the DGCL and other Anti- takeover Statutes
Company Disclosure Schedule Part 2.23:	Vote Required
Company Disclosure Schedule Part 2.24:	Non-Contravention; Consents
Company Disclosure Schedule Part 2.25:	Opinion of Financial Advisor
Company Disclosure Schedule Part 2.26:	Financial Advisor
Company Disclosure Schedule Part 2.27:	Disclosure
Company Disclosure Schedule Part 4.2(b):	Operations Prior to Closing

Parent Disclosure Schedule

Parent Disclosure Schedule Part 3.1:	Due Organization
Parent Disclosure Schedule Part 3.2:	Capitalization, Etc.
Parent Disclosure Schedule Part 3.3:	SEC Filings; Financial Statements
Parent Disclosure Schedule Part 3.4:	Absence of Changes
Parent Disclosure Schedule Part 3.5:	Liabilities
Parent Disclosure Schedule Part 3.6:	Compliance with Legal Requirements
Parent Disclosure Schedule Part 3.7:	Certain Business Practices
Parent Disclosure Schedule Part 3.8:	Legal Proceedings; Orders
Parent Disclosure Schedule Part 3.9:	Authority; Binding Nature of Agreement
Parent Disclosure Schedule Part 3.10:	Environmental Matters
Parent Disclosure Schedule Part 3.11:	Vote Required
Parent Disclosure Schedule Part 3.12:	Ownership of Company Common Stock
Parent Disclosure Schedule Part 3.13:	Non-Contravention; Consents
Parent Disclosure Schedule Part 3.14:	Opinion of Financial Advisor
Parent Disclosure Schedule Part 3.15:	Financial Advisor
Parent Disclosure Schedule Part 3.16:	Valid Issuance
Parent Disclosure Schedule Part 3.17:	Disclosure
Parent Disclosure Schedule Part 4.2(c):	Operations Prior to Closing
OMITTED EXHIBITS

Exhibit B:	Form of Certificate of Incorporation of Surviving Corporation

Exhibit C:	Form of Affiliate Agreement